Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and between

OLD LINE BANCSHARES, INC.

And

BAY BANCORP, INC.

Dated as of September 27, 2017

TABLE OF CONTENTS

i

Section 8.13	Governing Law; Venue; No Jury Trial.	108
Section 8.14	Time of Essence.	109

Exhibit A – List of Stockholders to Execute Support Agreements
Exhibit B – Support Agreement
Exhibit C – Bank Merger Agreement
Exhibit D – Illustration of Exchange Ratio and Termination Right Provisions

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of September 27, 2017, is made by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and Bay Bancorp, Inc., a Maryland corporation (“BYBK”).

BACKGROUND

1.           BYBK owns directly all of the outstanding capital stock of Bay Bank, FSB, a federal savings bank (“Bay Bank”).

2.           OLB owns directly all of the outstanding capital stock of Old Line Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland (“Old Line”).

3.           OLB and BYBK desire for BYBK to merge with and into OLB, with OLB surviving the Merger, in accordance with the applicable laws of the United States, the State of Maryland and this Agreement.

4.           As an additional condition and inducement to OLB to enter into this Agreement, each of the individuals listed on Exhibit A has executed a Support Agreement in the form attached as Exhibit B.

5.           Each of the Parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a) and intends the Merger to be a reorganization as defined in IRC Section 368(a).

6.           OLB and BYBK desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
GENERAL

Section 1.1 Background.

The Background information is a substantive part of this Agreement and is incorporated herein and made a part hereof by reference.

Section 1.2 Definitions.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

401(k) Plan has the meaning given to the term in Section 5.7(a)(v) of this Agreement.

Acquisition Proposal means a bona fide written proposal by a Person other than OLB for: (a) a merger or consolidation of, a share exchange involving, or an acquisition of 50% or more of the assets or liabilities of, BYBK or any BYBK Subsidiary, or any other business combination involving BYBK or any BYBK Subsidiary, in a single transaction or series of related transactions; or (b) a transaction that involves the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, 10% or more of the then outstanding shares of BYBK Common Stock or the then outstanding equity securities of any BYBK Subsidiary.

Affiliate means, with respect to any Entity, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Entity and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of the Entity.

AFTAP means adjusted funding target attainment percentage.

Agreement means this Agreement and Plan of Merger, including the exhibits and schedules hereto and any amendment or supplement hereto.

Application means an application for regulatory approval that is required to consummate the Contemplated Transactions.

Article III Standard has the meaning given to the term in Article III of this Agreement.

Article IV Standard has the meaning given to the term in Article IV of this Agreement.

Articles of Merger means the articles of merger to be executed by OLB and BYBK and filed with SDAT in accordance with the MGCL.

Average Closing Price has the meaning given to the term in Section 7.1(m) of this Agreement.

Average Price has the meaning given to the term in Section 2.1(a) of this Agreement.

Bank Merger has the meaning given to the term in Section 1.4 of this Agreement.

Bank Merger Agreement has the meaning given to the term in Section 1.4 of this Agreement.

Bay Bank has the meaning given to the term in the Background section of this Agreement.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Books and Records means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to the applicable Party and its Subsidiaries or relating to their business.

Business Day(s) means any day or days other than (i) Saturday, (ii) Sunday or (iii) a day on which Bay Bank or Old Line is authorized or obligated by applicable Law or executive order to close.

Burdensome Condition has the meaning given to the term in Section 5.4(a) of this Agreement.

BYBK has the meaning given to the term in the Background section of this Agreement.

BYBK Advisers means Hovde Group, LLC and RP Financial LC.

BYBK Benefit Plans means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of BYBK or any other Entity that, together with BYBK, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

BYBK Certificate means a certificate or book-entry share registered in the transfer books of BYBK that immediately prior to the Effective Time represents issued and outstanding shares of BYBK Common Stock.

BYBK Common Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

BYBK Common Stockholder is any holder of record of BYBK Common Stock immediately prior to the Effective Time.

BYBK Common Stockholders’ Meeting means the meeting of the holders of BYBK Common Stock to consider and vote on the Merger, and any postponement or adjournment thereof.

BYBK Common Stock Options has the meaning given to the term in Section 2.1(b) of this Agreement.

BYBK Companies means BYBK, Bay Bank and any other BYBK Subsidiary, collectively.

BYBK Disclosure Schedule means, collectively, the disclosure schedules delivered by BYBK to OLB at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.6 of this Agreement.

BYBK Employee has the meaning given to the term in Section 5.7(c)(iii)(A) of this Agreement.

BYBK ERISA Affiliate means any Entity that, together with BYBK, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

BYBK Financials means (a) the consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity and consolidated statements of cash flows for BYBK for the years ended December 31, 2016 and 2015, and the notes thereto, as audited by Dixon Hughes Goodman LLP and as set forth in BYBK’s Annual Report on Form 10-K for the year ended December 31, 2016, (b) the unaudited interim financial statements of BYBK and the notes thereto included in BYBK’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, (c) the consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity and consolidated statements of cash flows for BYBK for the year ending December 31, 2017 and 2016, and the notes thereto, to be audited by Dixon Hughes Goodman LLP, and as will be set forth in BYBK’s Annual Report on Form 10-K for the year ending December 31, 2017, to be delivered or made available within 90 days of December 31, 2017 provided that the Effective Date is later than such due date, (d) the unaudited consolidated financial statements of BYBK and the notes thereto included in BYBK’s Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ending September 30, 2017, to be delivered within 45 days after the end of the respective quarter provided that the Effective Date is later than such due dates, (e) unaudited, internally-prepared consolidated financial statements for each of July 31, 2017 and August 31, 2017, and (f) unaudited, internally-prepared consolidated financial statements for each month commencing with the month ended September 30, 2017, to be delivered within 20 days after the end of the respective month provided that the Effective Date is later than such due dates (the financial statements described in items (e) and (f) are collectively referred to herein as the “Internal BYBK Financials”).

BYBK Governing Documents has the meaning given to the term in Section 3.1(f) of this Agreement.

BYBK Intellectual Property has the meaning given to the term in Section 3.17(a) of this Agreement.

BYBK IT Assets has the meaning given to the term in Section 3.17(b) of this Agreement.

BYBK Nominees has the meaning given to the term in Section 5.7(c)(ii) of this Agreement.

BYBK Permitted Liens has the meaning given to the term in Section 3.9(a) of this Agreement.

BYBK Real Property has the meaning given to the term in Section 3.15(a) of this Agreement.

BYBK Regulatory Agreement has the meaning given to the term in Section 3.11(e)(iii) of this Agreement.

BYBK Reports has the meaning given to the term in Section 3.11(c) of this Agreement.

BYBK SEC Reports has the meaning given to the term in Section 3.11(c) of this Agreement.

BYBK Returns has the meaning given to the term in Section 3.7(e) of this Agreement.

BYBK Subsidiaries means the Subsidiaries of BYBK and Bay Bank as set forth in BYBK Disclosure Schedule 3.1(d).

BYBK Taxes has the meaning given to the term in Section 3.7(e) of this Agreement.

BYBK Termination Fee has the meaning given to the term in Section 8.1(b) of this Agreement.

Cause means: (a) any act or failure to act that constitutes fraud, incompetence, willful misconduct, dishonesty, breach of fiduciary duty, intentional failure to adequately perform his or her duties as an officer or employee of the employer, or violation of any Law (other than a traffic violation or similar offense) or any final regulatory order or agreement with the employer; (b) the conviction of the employee of a felony or crime involving moral turpitude; (c) the employee’s entering into any employment or similar relationship with a Person other than BYBK, a BYBK Subsidiary, OLB or an OLB Subsidiary; (d) the employee’s diversion of any business opportunity from employer (other than on behalf of employer or with the prior written consent of employer’s board of directors); or (e) conduct by the employee that results in removal or suspension of employee as an officer or employee of employer pursuant to a written order by any Regulatory Authority with authority or jurisdiction over the employer.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.

CFPB means the Consumer Financial Protection Bureau.

Charge-off Reduction has the meaning given to the term in Section 2.6(c) of this Agreement.

CIC Agreement has the meaning given to the term in Section 5.7(c)(iii)(D) of this Agreement.

CIC Payment has the meaning given to the term in Section 5.7(c)(iii)(D) of this Agreement.

Claim has the meaning given to the term in Section 5.7(c)(v) of this Agreement.

Closing has the meaning given to the term in Section 1.3(a) of this Agreement.

Closing Date has the meaning given to the term in Section 1.3(a) of this Agreement.

Commercial Law Article has the meaning given the term in Section 3.23(c) of this Agreement.

Commissioner means the Maryland Office of the Commissioner of Financial Regulation.

Confidentiality Agreement means that certain Confidentiality Agreement, dated as of June 26, 2017, by and between OLB and Hovde Group, LLC as representative of BYBK.

Contract means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

Contemplated Transactions means all of the transactions contemplated by this Agreement, including the (a) Merger, (b) Bank Merger, and (c) performance by OLB and BYBK of their respective covenants and obligations under this Agreement.

Costs has the meaning given to the term in Section 5.7(c)(v) of this Agreement.

CRA has the meaning given to the term in Section 3.22 of this Agreement.

Credit Extension means any loan, lease, advance, credit facility, credit enhancement, guarantee, commitment, line of credit or letter of credit.

Determination Date has the meaning given to the term in Section 7.1(m) of this Agreement.

Displaced Employee has the meaning given to the term in Section 5.7(c)(iii)(A) of this Agreement.

EDGAR means the SEC’s Electronic Data Gathering and Retrieval system.

Effective Date means the date that includes the Effective Time, which shall be as soon as practicable after the Closing Date.

Effective Time means the time at which the Articles of Merger are filed with SDAT and become effective in accordance with the MGCL.

Entity means any corporation, limited liability company, partnership, sole proprietorship, trust, joint venture or other form of organization.

Environmental Assessment means an environmental assessment that is consistent with ASTM 1527-05 or 40 C.F.R. Part 312 and that may include an assessment of the (a) presence of hazardous, toxic, radioactive, or dangerous materials or other materials regulated under Environmental Laws, or (b) presence, amount, physical condition and location of asbestos-containing materials and lead-based paint or an assessment of indoor environmental issues.

Environmental Laws means any applicable federal, state or local Law, statute, ordinance, rule, regulation, code, license, permit, authorization, common law, agency requirement, approval, consent, order, judgment, decree, injunction or Contract with any governmental entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), health and safety as it relates to Hazardous Materials or natural resource damages, (b) the manufacture, distribution, use, presence, storage, handling, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or threatened release or disposal or discharge of Hazardous Materials, and/or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to Hazardous Materials. Environmental Laws include without limitation: (i) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local Laws; and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent means American Stock Transfer & Trust Company, or such other agent as shall be designated by OLB to act as the exchange agent for purposes of conducting the exchange procedure described in Section 2.5 of this Agreement.

Exchange Fund has the meaning given to the term in Section 2.5(a) of this Agreement.

Exchange Ratio has the meaning given to the term in Section 2.1(a) of this Agreement.

FDIC means the Federal Deposit Insurance Corporation.

FHLB means the Federal Home Loan Bank of Atlanta.

Final Index Price has the meaning given to the term in Section 7.1(m) of this Agreement.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means U.S. generally accepted accounting principles.

Hazardous Materials means: (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance that is in any way regulated for the protection of human health or environment by any Regulatory Authorities, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

HOLA means the Home Owners Loan Act of 1933, as amended.

Indemnified Parties has the meaning given to the term in Section 5.7(c)(v) of this Agreement.

Indemnifying Party has the meaning given to the term in Section 5.7(c)(v) of this Agreement.

Index Group has the meaning given to the term in Section 7.1(m) of this Agreement.

Index Price has the meaning given to the term in Section 7.1(m) of this Agreement.

Index Ratio has the meaning given to the term in Section 7.1(m) of this Agreement.

Insurance Policies means all policies, contracts and other arrangements by which one or more Persons have undertaken to indemnify or guarantee one or more other Persons against a loss arising from a specified contingency or peril, including, without limitation, contracts of fidelity insurance.

Insured Person has the meaning given to the term in Section 5.7(c)(viii) of this Agreement.

Internal BYBK Financials has the meaning given to the term in the definition of “BYBK Financials” set forth in this Section 1.2.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Knowledge of BYBK means the actual knowledge of BYBK’s and Bay Bank’s Chairman of the Board of Directors, President and Chief Executive Officer, and Executive Vice President - Chief Financial Officer, Bay Bank’s Executive Vice President and Chief Banking Officer and Senior Vice President and Chief Credit Officer, and, for purposes only of Section 3.12 and Section 3.13 hereof, Lisa Behuncik, Vice President of Bay Bank or, if no individual is named to any of such positions, the individual or individuals who perform a similar function for BYBK or Bay Bank, as applicable, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Regulatory Authority or any other written notice received by that Person.

Knowledge of OLB means the actual knowledge of OLB’s Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, and Old Line’s Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer and Chief Lending Officer and, for purposes only of Section 4.12 and Section 4.13 hereof, OLB’s and Old Line’s Director of Human Resources, or, if no individual is named to any of such positions, the individual or individuals who perform a similar function for OLB or Old Line, as applicable, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Regulatory Authority or any other written notice received by that Person.

Law means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, codes, and rules of common law, in each case as amended to date, and any and all judicial and administrative interpretations thereof, any Order, any and all policies and directives (including, without limitation, any directive relating to minimum capital levels) issued by any Regulatory Authority, and any and all written legally permissible waivers or exceptions granted by any Regulatory Authorities with respect to compliance with any of the foregoing.

Lawsuit has the meaning given to the term in Section 2.6(b) of this Agreement.

Letter of Transmittal has the meaning given to the term in Section 2.5(b) of this Agreement.

Liens means all liens, pledges, charges, security interests, mortgages, claims or other encumbrances of any kind with respect to any property or property interest.

Litigation means any legal, quasi-judicial or administrative action, arbitration, cause of action, lawsuit, claim (whether asserted or unasserted), complaint, proceeding, criminal prosecution, governmental or other examination, inquiry or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its assets (including Contracts related to it) or the Contemplated Transactions, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

Loan Recovery Amount has the meaning given to the term in Section 2.6(c) of this Agreement.

Material Adverse Effect means, with respect to OLB or BYBK, respectively, any effect, change, circumstance, development or occurrence that individually, or taken in the aggregate together with all other effects, changes, circumstances, developments or occurrences, that (a) is or is reasonably likely to be material and adverse to the financial condition, results of operations or business of OLB and the OLB Subsidiaries taken as a whole, or BYBK and the BYBK Subsidiaries taken as a whole, respectively, or (b) materially impairs the ability of either OLB, on the one hand, or BYBK, on the other hand, to perform its obligations under this Agreement or otherwise materially threatens or materially impedes or delays the consummation of the Contemplated Transactions, other than, in each case, any change, circumstance, development, occurrence or effect relating to (i) any change in the value of the respective loan or investment portfolios of the OLB Companies or the BYBK Companies resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any Law or interpretations thereof by Regulatory Authorities or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), capital market (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) the effects of compliance with this Agreement on the operating performance of OLB or BYBK, as the case may be, including the reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) actions or omissions of a Party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement in contemplation of the Contemplated Transactions, (vi) any effect with respect to a Party caused, in whole or in substantial part, by the other Party, (vii) any change resulting from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) the impact of the Agreement and the Contemplated Transactions on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (ix) the public disclosure of this Agreement or the Contemplated Transactions; except, in any such case, to the extent any such change, effect, development, occurrence or circumstance has or would have a disproportionate effect on the business of BYBK or OLB, as the case may be, relative to other similarly-situated Entities.

Maximum Premium has the meaning given to the term in Section 5.7(c)(viii) of this Agreement.

Merger has the meaning given to the term in Section 1.3(b)(v) of this Agreement.

Merger Consideration has the meaning given to the term in Section 2.1(a) of this Agreement.

MGCL means the Maryland General Corporation Law, as amended.

NASDAQ means the NASDAQ Stock Market LLC.

Net Loan Recovery Amount has the meaning given to the term in Section 2.6(c) of this Agreement.

Non-Operational Subsidiaries has the meaning given to the term in Section 3.1(g) of this Agreement.

Non-Residential Credit Extension means a Credit Extension other than for an owner-occupied residence.

Notice of Superior Proposal has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

Objecting BYBK Shares means any shares of BYBK Common Stock issued and outstanding immediately prior to the Closing Date, the holder of which has not voted in favor of the Merger and who has properly followed the procedures set forth in Section 3-203 of the MGCL, assuming that the holders of shares of BYBK Common Stock have the right to demand and receive payment of the fair value of their shares of BYBK common stock pursuant to Section 3-202 of the MGCL.

OCC means the Office of the Comptroller of the Currency.

OFAC has the meaning given to the term in Section 3.23(b) of this Agreement.

OLB has the meaning given to the term in the Background section of this Agreement.

OLB Benefit Plans means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies and Contracts currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of OLB or any other Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Common Stock has the meaning given to the term in Section 4.2(a) of this Agreement.

OLB Common Stockholders’ Meeting means the meeting of the holders of OLB Common Stock to consider and vote on the Merger.

OLB Companies means OLB, Old Line and any other OLB Subsidiary, collectively.

OLB Disclosure Schedule means, collectively, the disclosure schedules delivered by OLB to BYBK at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.6 of this Agreement.

OLB ERISA Affiliate means any Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Financials means (a) the consolidated balance sheets of OLB at December 31, 2016 and 2015 and the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for OLB for the years ended December 31, 2016, 2015 and 2014, and the notes thereto, as audited by Dixon Hughes Goodman LLP and as set forth in OLB’s Annual Report on Form 10-K for the year ended December 31, 2016, (b) the consolidated balance sheets of OLB at December 31, 2017 and 2016 and the consolidated statements of income, the consolidated statements of comprehensive income, the consolidated statements of changes in stockholders’ equity and the consolidated statements of cash flows for OLB for the years ending December 31, 2017, 2016 and 2015, and the notes thereto, to be audited by Dixon Hughes Goodman LLP and as will be set forth in OLB’s Annual Report on Form 10-K for the year ending December 31, 2017, to be delivered or made available within 90 days of December 31, 2017 provided that the Effective Date is later than such due date, (c) the unaudited interim consolidated financial statements and notes thereto included in OLB’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and (d) the unaudited interim consolidated financial statements and notes thereto included in OLB’s Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ending September 30, 2017, to be delivered or made available within 45 days after the end of the respective quarter provided that the Effective Date is later than such due dates.

OLB Governing Documents has the meaning given to the term in Section 4.1(f) of this Agreement.

OLB Intellectual Property has the meaning given to the term in Section 4.30 of this Agreement.

OLB IT Assets has the meaning given to the term in Section 4.30 of this Agreement.

OLB Permitted Liens has the meaning given to the term in Section 4.9(a) of this Agreement.

OLB Preferred Stock has the meaning given to the term in Section 4.2 of this Agreement.

OLB Ratio has the meaning given to the term in Section 7.1(m) of this Agreement.

OLB Real Property has the meaning given to the term in Section 4.15(a) of this Agreement.

OLB Regulatory Agreement has the meaning given to the term in Section 4.11(e)(iii) of this Agreement.

OLB Reports has the meaning given to the term in Section 4.11(c) of this Agreement.

OLB Returns has the meaning given to the term in Section 4.7(c) of this Agreement.

OLB SEC Reports has the meaning given to the term in 4.11(c) of this Agreement.

OLB Subsidiaries means the Subsidiaries of OLB and Old Line as set forth in OLB Disclosure Schedule 4.1(d).

OLB Taxes has the meaning given to the term in Section 4.7(c) of this Agreement.

OLB Termination Fee has the meaning given to the term in Section 8.1(c) of this Agreement.

Old Line has the meaning given to the term in the Background section of this Agreement.

Order means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

Ordinary Course means the conduct of the business of the applicable Party in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with the applicable Party’s practices and procedures prior to and as of such date. Without limiting the scope of the foregoing, the term “Ordinary Course” shall include a Party’s practices and procedures with respect to its past deposit and loan marketing promotional activities, including the offering of special interest rates and other terms.

Party means either OLB or BYBK, and “Parties” means OLB and BYBK.

PBGC has the meaning given to the term in Section 3.13(b) of this Agreement.

Per Share Consideration has the meaning given to the term in Section 2.1(a) of this Agreement.

Permitted Employees means officers and employees of any of the BYBK Companies at the level of Vice President or below.

Person means an individual, an Entity and any Regulatory Authority; provided, however, that if any provision of this Agreement in which the term “person” is used specifies a particular definition of “person” for purpose of that provision, then the term shall have the meaning so defined.

Pool has the meaning given to the term in Section 3.20(c) of this Agreement.

Pre-Closing Period means the period commencing on the date of execution of this Agreement through the earlier of (a) the Closing Date, and (b) the date this Agreement is terminated pursuant to Article VII herein.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of BYBK Common Stock and holders of OLB Common Stock in connection with the Merger, the BYBK Common Stockholders’ Meeting and the OLB Common Stockholders’ Meeting.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed by OLB with the SEC under the Securities Act with respect to the OLB Common Stock to be issued to the BYBK Common Stockholders in connection with the Merger.

Regulatory Authority means any federal, state or local governmental authority, agency or instrumentality, or any self-regulatory organization, including, without limitation, the SEC, the Commissioner, the FRB, the OCC, the FDIC, NASDAQ, and the respective staffs thereof.

REO means, with respect to the BYBK Companies and the OLB Companies, real property that the BYBK Companies or the OLB Companies, as the case may be, classify as other real estate owned for financial statement reporting and regulatory purposes.

Replacement Nominee has the meaning given to the term in Section 5.7(c)(ii) of this Agreement.

Representatives means, with respect to an Entity, such Entity’s officers, directors or employees, or any investment bankers, financial or other advisors, attorneys, accountants, consultants or other representatives or agents engaged or retained by any of them.

Residential Credit Extension has the meaning given to the term in Section 5.1(c)(xxvi) of this Agreement.

Retained Employees has the meaning given to the term in Section 5.7(c)(iii)(A) of this Agreement.

Rights means warrants, options, rights, convertible securities, stock appreciation rights, other capital stock equivalents and other arrangements or commitments that obligate an Entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its securities.

Sanctioned Countries has the meaning given to the term in Section 3.23(b) of this Agreement.

Sanctions has the meaning given to the term in Section 3.23(b) of this Agreement.

SDAT means the Maryland State Department of Assessments and Taxation.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder, the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder, and any applicable state securities or “blue sky” laws, collectively.

Starting Date has the meaning given to the term in Section 7.1(m) of this Agreement.

Starting Price has the meaning given to the term in Section 7.1(m) of this Agreement.

Subsidiary means any Entity, 50% or more of the equity or other ownership interest of which is owned, either directly or indirectly, by another Entity, except any Entity the interest in which is held in the Ordinary Course of the lending or fiduciary activities of a bank.

Superior Proposal has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

Support Agreement means the Agreement as set forth in Exhibit B hereto to be signed by the persons set forth on Exhibit A hereto.

Tail Policy has the meaning given to the term in Section 5.7(c)(viii) of this Agreement.

Taxing Authority means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Trading Days means the days on which NASDAQ is open for trading.

Section 1.3 The Merger and Related Transactions.

(a) Closing. Unless the Parties agree otherwise, the closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation, located at 100 Light Street, Baltimore, Maryland, at a time and date after January 1, 2018 to be reasonably selected by OLB after consultation with BYBK and after all conditions to Closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived (the “Closing Date”); provided, however, that any certificate, opinion, instrument or other document to be delivered at the Closing may be delivered electronically. Unless expressly provided otherwise, all certificates, instruments and other documents to be delivered at the Closing shall be dated on or as of the Closing Date.

(b) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable Laws of the State of Maryland, at the Effective Time:

(i) BYBK shall merge with and into OLB;

(ii) The separate existence of BYBK shall cease;

(iii) OLB shall be the surviving corporation;

(iv) Each share of BYBK Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Consideration as provided in Article II of this Agreement; and

(v) All of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of BYBK shall be taken and deemed to be transferred to and vested in OLB, as the surviving corporation, without further act or deed (the transactions described in the foregoing items (i) through (v) are collectively referred to herein as the “Merger”).

At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

(c) OLB’s Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation and bylaws of OLB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of OLB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(d) Board of Directors and Officers.

(i) Subject to Section 5.7(c)(ii), at the Effective Time, the directors of OLB duly elected and holding office immediately prior to the Effective Time shall be the directors of OLB, as the surviving corporation in the Merger.

(ii) At the Effective Time, the officers of OLB duly elected and holding office immediately prior to the Effective Time shall be the officers of OLB, as the surviving corporation in the Merger.

Section 1.4 The Bank Merger.

Subject to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit C (the “Bank Merger Agreement”) and in accordance with Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland and applicable federal Law, immediately after the Merger, Bay Bank shall be merged with and into Old Line and the separate existence of Bay Bank shall cease (the “Bank Merger”). Old Line shall be the surviving Entity in the Bank Merger and shall continue its existence as a trust company with commercial banking powers under the laws of the State of Maryland, and as a wholly-owned operating Subsidiary of OLB, subject to the provisions of this Section 1.4.

Section 1.5 Additional Actions.

If, at any time after the Effective Time, OLB shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in OLB its right, title or interest in, to or under any of the rights, properties or assets of BYBK or Bay Bank, or (b) otherwise carry out the purposes of this Agreement, BYBK, Bay Bank and their officers and directors shall be deemed to have granted to OLB and Old Line an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in OLB or Old Line its right, title or interest in, to or under any of the rights, properties or assets of BYBK or (ii) otherwise carry out the purposes of this Agreement, and the officers and directors of OLB and Old Line are authorized in the name of BYBK, Bay Bank or otherwise to take any and all such action.

ARTICLE II.
CONSIDERATION; CONVERSION; EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Subject to Section 2.3 and Section 2.4 hereof, each share of BYBK Common Stock that is issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be automatically cancelled, and shall be converted into the right to receive, in exchange for each such share, that number of shares of OLB Common Stock equal to the Exchange Ratio (the “Per Share Consideration”); provided, however, that each share of BYBK Common Stock issued and outstanding immediately prior to the Effective Time that is held by any Subsidiary of BYBK, by OLB or any Subsidiary of OLB (in each case other than shares held in any BYBK Benefit Plan or OLB Benefit Plan or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

Subject to any adjustments occurring after the date hereof as contemplated by Section 2.6 below, in the event that the Average Price is:

(i) between $25.66 and $29.15, then the Per Share Consideration shall equal the number of shares of OLB Common Stock determined by dividing $11.80 by the Average Price;

(ii) $29.16 or above, then the Per Share Consideration shall equal 0.4047 shares of OLB Common Stock; or

(iii) $25.65 or below, then the Per Share Consideration shall equal 0.4600 shares of OLB Common Stock (such ratio in any of (i), (ii) or (iii), the “Exchange Ratio”).

Exhibit D hereto is an example of how the Exchange Ratio could be calculated under various Average Price scenarios. In all cases the Exchange Ratio will be rounded to the nearest ten-thousandth.

For purposes of this Agreement, “Average Price” means the amount equal to the volume weighted average of the closing prices of OLB Common Stock as reported on the NASDAQ Capital Market for the 20 Trading Days ending five Trading Days prior to the Closing Date.

At least two Business Days prior to the Closing Date, OLB shall provide BYBK with its calculation of the Exchange Ratio and any supporting documentation necessary for BYBK to review such calculation.

The aggregate Per Share Consideration is sometimes referred to herein as the “Merger Consideration.”

(b) Also at the Effective Time, each Right in respect of BYBK Common Stock pursuant to a stock option (collectively, the “BYBK Common Stock Options”) granted by BYBK that is outstanding at the Effective Time, whether or not exercisable, shall be terminated by BYBK and converted into the right to receive cash in an amount (rounded to the nearest whole cent and without interest) determined by multiplying (i) the number of shares of BYBK Common Stock issuable upon the exercise of such BYBK Common Stock Option by (ii) the difference between (A) the Average Price multiplied by the Per Share Consideration (after giving effect to Section 2.6 of this Agreement) and (B) the exercise price per share of BYBK Common Stock issuable upon the exercise of such BYBK Common Stock Option. If such amount is a negative number, the BYBK Common Stock Option shall be terminated without any payment therefor. Prior to the Effective Time, BYBK shall (i) obtain any necessary consents or make any necessary amendments to the terms of any outstanding BYBK Common Stock Options to give effect to the transactions contemplated by this Section 2.1(b), (ii) take all actions as may be necessary to terminate (and, except as provided in this Section 2.1(b), ensure that neither BYBK nor Bay Bank remains bound by or liable for) any outstanding BYBK Common Stock Options or other Rights to acquire BYBK Common Stock and (iii) ensure that any BYBK plans, agreements or other arrangements that allow the grant of BYBK Common Stock Options or other Rights in respect to of BYBK Stock, if any, will be amended to eliminate the ability to grant any such BYBK Common Stock Options or other Rights in respect of BYBK Common Stock effective as of immediately after the Effective Time. All payments under this Section 2.1(b) shall be made by OLB at or as soon as administratively practicable (and within 30 days) after the Effective Time, pursuant to OLB’s ordinary payroll practices, and shall be subject to any applicable withholdings.

Section 2.2
OLB Common Stock.

Each share of OLB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding.

Section 2.3
Fractional Shares.

Notwithstanding anything to the contrary contained herein, no fractional shares of OLB Common Stock and no scrip, book-entry shares or certificates therefor shall be issued in connection with the Merger, no dividend or distribution with respect to OLB Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OLB. In lieu of the issuance of any such fractional share, OLB shall pay to each former holder of BYBK Common Stock who otherwise would be entitled to receive a fractional share of OLB Common Stock an amount in cash, rounded to the nearest whole cent and without interest, equal to the product of (a) the fraction of a share of OLB Common Stock to which such holder would otherwise have been entitled and (b) the Average Price. For purposes of determining any fractional share interest, all shares of BYBK Common Stock owned by a BYBK Common Stockholder shall be combined so as to calculate the maximum number of whole shares of OLB Common Stock issuable to such BYBK Common Stockholder.

Section 2.4
Objecting BYBK Common Stockholders.

(a) Any Objecting BYBK Shares will not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holder thereof shall be entitled only to such rights as are granted by Section 3-202 of the MGCL.

(b) If any holder of Objecting BYBK Shares shall have failed to comply with Section 3-203 of the MGCL, or shall have effectively withdrawn or lost the right granted thereunder, the Objecting BYBK Shares held by such holder shall be converted into a right to receive the Per Share Consideration in accordance with the applicable provisions of this Agreement.

(c) All payments in respect of Objecting BYBK Shares, if any, will be made by OLB.

(d) BYBK shall give OLB prompt (but in any event within two Business Days) written notice of any demands for appraisal of any shares of BYBK Common Stock and any withdrawals of such demands, and OLB shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. BYBK shall not, except with the prior written consent of OLB, voluntarily make any payment with respect to or settle, or offer or agree to settle, any such demand for payment.

Section 2.5
Exchange Fund; Exchange of BYBK Certificates.

(a) Subject to the other provisions of this Article II, on or immediately prior to the Closing Date, OLB shall deposit, or cause to be deposited, in trust with or otherwise make available to the Exchange Agent for the benefit of the BYBK Common Stockholders, for exchange in accordance with this Agreement, through the Exchange Agent, (i) evidence of OLB Common Stock in book-entry form issuable pursuant to Section 2.1(a) for shares of OLB Common Stock equal to the aggregate Merger Consideration to be issued to the BYBK Common Stockholders and (ii) cash sufficient to pay holders of what would have been fractional shares of OLB Common Stock pursuant to Section 2.3 of this Agreement (collectively, the “Exchange Fund”).

(b) As a condition to receiving the Per Share Consideration for each share of BYBK Common Stock held, each BYBK Common Stockholder shall be required to duly execute and deliver to the Exchange Agent a letter of transmittal (each, a “Letter of Transmittal”). As promptly as practicable, but in any event no later than five Business Days following the Effective Time, and provided that BYBK has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a BYBK Certificate a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the BYBK Certificate shall pass, only upon delivery of the BYBK Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the BYBK Certificates in exchange for the Merger Consideration as provided for in this Agreement (such Letter of Transmittal and instructions to include applicable provisions with respect to delivery of an “agent’s message” or other appropriate instructions with respect to BYBK Certificates that are book-entry shares). Each BYBK Common Stockholder, upon proper surrender of BYBK Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) the Merger Consideration to which such BYBK Common Stockholder shall have become entitled pursuant to the provisions of Section 2.1(a), and/or (ii) a check representing the amount of cash in lieu of fractional shares that such holder has the right to receive hereunder. Each BYBK Certificate so surrendered shall be cancelled. Until so surrendered, each BYBK Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the cash payable for fractional shares or the cash payable for Objecting Shares. If any BYBK Common Stockholder is unable to locate any BYBK Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered stockholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and OLB.

(c) The delivery of the Merger Consideration following the Closing by the Exchange Agent shall occur as soon as practicable following the Exchange Agent’s receipt of the applicable BYBK Certificate(s) and duly executed Letters of Transmittal. Unless otherwise agreed to by OLB, the shares of OLB Common Stock delivered to each BYBK Common Stockholder pursuant to the Merger shall be in book-entry form.

(d) No dividends or other distributions declared with respect to OLB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered BYBK Certificate until the holder thereof shall surrender such BYBK Certificate(s) in accordance with this Section 2.5. Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund. Subject to applicable Laws, after the surrender of a BYBK Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OLB Common Stock represented by such BYBK Certificate.

(e) At the Effective Time, the share transfer books of BYBK shall be closed, and thereafter there shall be no further registration or transfers of shares of BYBK Common Stock. From and after the Effective Time, Persons who held shares of BYBK Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except with respect to the right to receive the applicable portion of the Merger Consideration and as otherwise provided for herein. On or after the Effective Time, BYBK Certificates presented to the Exchange Agent or OLB for any reason shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(f) The Exchange Agent will be entitled to deduct and withhold from the cash portion of the Exchange Fund otherwise payable pursuant to this Agreement or the Contemplated Transactions hereby to any holder of BYBK Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the BYBK Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

(g) Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains unclaimed by the BYBK Common Stockholders for six months after the Effective Time shall be delivered by the Exchange Agent to OLB. Any BYBK Common Stockholder who has not theretofore complied with this Section 2.5 shall thereafter be entitled to look only to OLB for payment of the BYBK Common Stockholder’s share of the Merger Consideration deliverable in respect of each share of BYBK Common Stock such BYBK Common Stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(h) No Liability. None of OLB, BYBK or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Person in respect of any distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any BYBK Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Regulatory Authority), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of OLB, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns or personal representatives.

Section 2.6
Adjustments.

(a) Anti-Dilution Provisions. In the event OLB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of OLB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, reclassification, reorganization, recapitalization or similar transaction with respect to the outstanding OLB Common Stock, and the record date therefor or the effective date thereof, as applicable, is prior to the Effective Time, an appropriate adjustment shall be made to the Exchange Ratio so as to provide the holders of the BYBK Common Stock the same economic benefit as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Exchange Ratio if (a) OLB issues additional shares of OLB Common Stock and receives consideration for such shares in a bona fide third party transaction, (b) OLB issues employee or director stock grants or similar equity awards in the Ordinary Course, or (c) shares of OLB Common Stock are repurchased by or on behalf of OLB.

(b) Litigation Adjustment. With respect to the after-tax income recognized, on or after August 4, 2017 and prior to the Effective Time, by BYBK or Bay Bank from the settlement of the lawsuit captioned Lois F. Lapidus, et al. v. Bay Bank, FSB, No. RDB 16-03260 (the “Lawsuit”), in the United States District Court for the District of Maryland, (i) the value of the Merger Consideration shall be increased by such after-tax income and (ii) the Exchange Ratio shall be increased by an amount determined by (A) dividing such after-tax income by the number of shares of BYBK Common Stock that are issued and outstanding immediately prior to the Effective Date, and (B) dividing the amount calculated pursuant to the foregoing item (A) by the Average Price. Any income or other consideration received from settlement or other resolution of the Lawsuit after the Effective Date will not be added to the Merger Consideration.

Example 2(b): Assume that there are 10,717,889 shares of BYBK Common Stock outstanding immediately prior to the Effective Time and the Average Price is $27.00, such that (i) the Exchange Ratio, prior to any adjustment pursuant to Section 2.6 of this Agreement, is 0.4370 and (ii) the Merger Consideration, prior to any adjustment, is 4,683,717.493 shares of OLB Common Stock, with an aggregate value of $126,460,372.311. Assume further that Bay Bank recognizes after-tax income of $984,750 in connection with the resolution of the Lawsuit prior to the Effective Time. In such case, (i) the value of the Merger Consideration, as adjusted pursuant to this Section 2.6(b), would be increased to $127,445,122.311 and (ii) the Exchange Ratio, as adjusted pursuant to this Section 2.6(b), would be increased by 0.0034 to 0.4404.

(c) Loan Resolution. In the event and to extent that BYBK or Bay Bank recognizes, on or after August 4, 2017 and prior to the Effective Time, after-tax income as of a result of a resolution of one or more of the loans listed on BYBK Disclosure Schedule 2.6(c) (the “Loan Recovery Amount”) and such Loan Recovery Amount exceeds the amount listed on BYBK Disclosure Schedule 2.6(c) as the “5/31/17 Ledger Balance,” (i) the value of the Merger Consideration shall be increased by the Loan Recovery Amount (the “Net Loan Recovery Amount”) and (ii) the Exchange Ratio shall be increased by an amount determined by (A) dividing the Net Loan Recovery Amount by the number of shares of BYBK Common Stock that are issued and outstanding immediately prior to the Effective Date, and (B) dividing the amount calculated pursuant to the foregoing item (i) by the Average Price, subject to the following limitations: (1) if the BYBK and Bay Bank net loan and lease charge-offs between August 4, 2017 and the Effective Date exceeds $226,000, the Net Loan Recovery Amount will be reduced by such excess (the “Charge-off Reduction”); and (2) in no event will the Charge-off Reduction exceed $500,000. Any income or other consideration received as a result of resolution of one or more of the loans listed on BYBK Disclosure Schedule 2.6(c) after the Effective Date will not be added to the Merger Consideration.

Example 2(c): Assume that there are 10,717,889 shares of BYBK Common Stock outstanding immediately prior to the Effective Time and the Average Price is $27.00, such that (i) the Exchange Ratio, prior to any adjustment pursuant to Section 2.6 of this Agreement, is 0.4370 and (ii) the Merger Consideration, prior to any adjustment, is 4,683,717.493 shares of OLB Common Stock, with an aggregate value of $126,460,372.311. Assume further that the resolution of certain loans listed on BYBK Disclosure Schedule 2.6(c) results in a Loan Recovery Amount of $750,000, and the amount of Bay Bank’s net loan and lease charge-offs recognized prior to the Effective Time is equal to $275,000. In such case, (i) the Charge-Off Reduction would be $49,000, (ii) the adjusted Net Loan Recovery Amount would be $701,000, (iii) the value of the Merger Consideration, as adjusted pursuant to this Section 2.6(c), would be increased to $127,161,372.311, and (ii) the Exchange Ratio, as adjusted pursuant to this Section 2.6(c), would be increased by 0.0024 to 0.4394.

Combined Example: Assume that all of the facts and circumstances set forth in Example 2(b) and Example 2(c) were to occur. In such case, (i) the value of the Merger Consideration, as adjusted pursuant to Section 2.6(b) and Section 2.6(c), would be increased to $128,146,122.311 and (ii) the Exchange Ratio, as adjusted pursuant to Section 2.6(b) and Section 2.6(c), would be increased by 0.0058 to 0.4428.

Section 2.7
Other Matters.

Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a) Preclude any of the OLB Companies from acquiring or assuming, or to limit in any way the right of any of the OLB Companies to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any financial services institution or Entity other than BYBK or Bay Bank, whether for cash or by issuance or exchange of OLB Common Stock or any securities convertible into shares of OLB Common Stock, unless such transaction would result in a Material Adverse Effect on OLB;

(b) Preclude OLB from issuing, or to limit in any way the right of OLB to issue, OLB Common Stock or other securities in a transaction(s) other than the Contemplated Transactions;

(c) Preclude OLB from granting employee, director or compensatory options at any time with respect to OLB Common Stock or other securities in the Ordinary Course;

(d) Preclude option holders or equity compensation plan participants of OLB from exercising options at any time with respect to OLB Common Stock or other securities; or

(e) Preclude any of the OLB Companies from taking, or to limit in any way the right of any of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

Provided, however, that OLB shall not take, or permit any OLB Company to take, any of the foregoing actions pursuant to this Section 2.7 if doing so would impair the ability of OLB to perform its obligations under this Agreement and/or consummate the Contemplated Transactions as and when otherwise required by this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BYBK

BYBK represents and warrants to OLB, for itself and with respect to and on behalf of each of the BYBK Subsidiaries (to the extent applicable), that the statements contained in this Article III (and as reflected on the BYBK Disclosure Schedules) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III, except that those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of BYBK contained in this Article III shall be deemed untrue or incorrect, and BYBK shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect on BYBK, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.14, 3.18, 3.27, 3.32 and 3.41, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article III Standard”).

BYBK has made a good faith effort to ensure that the disclosure on each schedule of the BYBK Disclosure Schedules corresponds to the section referenced herein. For purposes of the BYBK Disclosure Schedules, however, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.1
Organization.

(a) BYBK is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. BYBK is a savings and loan holding company duly registered under HOLA. BYBK has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. BYBK is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on BYBK, and all such licenses, registrations and qualifications are in full force and effect in all material respects. BYBK engages in activities and holds properties only of the types permitted to savings and loan holding companies by HOLA and the rules and regulations promulgated thereunder.

(b) Bay Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Bay Bank has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. Bay Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on BYBK, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) Bay Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits of Bay Bank are insured by the FDIC through the Deposit Insurance Fund to the extent provided in the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of BYBK, threatened.

(d) BYBK Disclosure Schedule 3.1(d) contains a complete and accurate list of all BYBK Subsidiaries. Each BYBK Subsidiary is duly formed, validly existing and in good standing under the laws of the state of its formation and has the power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. Each BYBK Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on BYBK, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than the equity interests of the BYBK Subsidiaries listed on BYBK Disclosure Schedule 3.1(d), BYBK does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any Entity.

(e) The respective minute books of BYBK and each BYBK Subsidiary accurately reflect, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of BYBK or the applicable BYBK Subsidiary.

(f) Prior to the date of this Agreement, BYBK has delivered or made available to OLB true, correct and complete copies of the articles of incorporation and bylaws of BYBK, and the charter documents and bylaws, operating agreement and/or other governing instrument of each BYBK Subsidiary and each as in effect on the date hereof (collectively, the “BYBK Governing Documents”). The BYBK Governing Documents comply with applicable Law, except for any failure to be in compliance that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on BYBK.

(g) BYBK Disclosure Schedule 3.1(g) contains a complete and accurate list of all BYBK Subsidiaries that are no longer operational or provide any business function for or on behalf of BYBK or Bay Bank (the “Non-Operational Subsidiaries”).

Section 3.2
Capitalization.

(a) The authorized capital stock of BYBK consists of (i) 20,000,000 shares of common stock, $1.00 par value per share (“BYBK Common Stock”), of which, as of the date of this Agreement, 10,717,889 shares are duly and validly issued and outstanding, including 50,662 shares of restricted BYBK Common Stock issued under BYBK equity compensation plans, and 176,544 shares were reserved for issuance upon the exercise of outstanding Rights in respect of BYBK common stock, and (ii) 9,201 shares of preferred stock, of which, as of the date of this Agreement, no shares are issued and outstanding. Except as provided in BYBK Disclosure Schedule 3.2(a), as of the date of this Agreement, there are not outstanding any bonds, debentures, notes or other indebtedness of BYBK or any BYBK Subsidiary having the right to vote (or that are convertible into, or exchangeable for, securities of BYBK having the right to vote) on any matters on which stockholders of BYBK may vote, nor are any trust preferred or subordinated debt securities of BYBK or any BYBK Company issued or outstanding. All of the issued and outstanding shares of BYBK Common Stock have been duly authorized and validly issued and are fully paid and nonassessable under the MGCL, free of preemptive rights, except as may be defined in BYBK’s articles of incorporation, and were not issued in violation of the preemptive rights or other rights to subscribe for or purchase securities of any Person or in violation of any applicable Laws. Except as set forth in this Section 3.2(a) and BYBK Disclosure Schedule 3.2(a), BYBK has not issued nor is BYBK or any BYBK Subsidiary bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance of, or right to receive dividends or other distributions on, any shares of BYBK Common Stock or any other security of BYBK or any securities representing the right to vote, purchase or otherwise receive any shares of BYBK Common Stock or any other security of BYBK. Accordingly, as of immediately prior to the Effective Time no more than 10,894,433 shares of BYBK Common Stock will be issued and outstanding and no more than 176,544 shares of BYBK Common Stock will be reserved for issuance upon the exercise of outstanding BYBK Rights.

(b) Except as disclosed in BYBK Disclosure Schedule 3.2(b), BYBK owns, directly or indirectly, all of the capital stock or other equity ownership interests of the BYBK Subsidiaries, free and clear of any Liens, Contracts and restrictions of any kind or nature, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No capital stock (or other equity interest) of any BYBK Subsidiary is or may become required to be issued (other than to another BYBK Company) by reason of any Rights, and there are no Contracts by which a BYBK Subsidiary is bound to issue (other than to another BYBK Company) additional shares of its capital stock (or other equity interests) or Rights or by which any BYBK Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Subsidiary of BYBK (other than to another BYBK Company). There are no Contracts relating to the rights of any BYBK Company to vote or to dispose of any shares of its capital stock (or other equity interests), or any shares of capital stock (or other equity interests) of a BYBK Subsidiary.

(c) Except as set forth on BYBK Disclosure Schedule 3.2(c), to the Knowledge of BYBK no person or group is the beneficial owner of five percent or more of the outstanding shares of BYBK Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(d) There are no Contracts pursuant to which BYBK or any BYBK Subsidiary is or could be required to register shares of BYBK’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Rights or other securities of BYBK or any BYBK Subsidiary. No BYBK Subsidiary owns any capital stock of BYBK.

(e) BYBK does not have a dividend reinvestment plan or any stockholders’ rights plan.

Section 3.3
Authority; No Violation; BYBK Debt.

(a) BYBK has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the receipt of all consents, waivers and approvals described in BYBK Disclosure Schedule 3.4 and approval of the Merger by the holders of BYBK Common Stock as required by BYBK’s articles of incorporation and bylaws and the MGCL, to consummate the Contemplated Transactions and to otherwise perform its obligations under this Agreement. The execution and delivery of this Agreement by BYBK and the consummation by BYBK of the Contemplated Transactions, up to and including the Merger, have been duly and validly authorized by the board of directors of BYBK and, except for approval by the holders of BYBK Common Stock as required by BYBK’s articles of incorporation and bylaws and the MGCL, no other corporate proceedings on the part of BYBK are necessary to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by BYBK and, assuming the due authorization, execution and delivery of this Agreement by OLB, constitutes a legal, valid and binding obligation of BYBK, enforceable against BYBK in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) The execution and delivery of this Agreement by BYBK, the consummation of the Contemplated Transactions, and the compliance by BYBK with any of the terms or provisions hereof, subject to the receipt of all consents, waivers and approvals described in BYBK Disclosure Schedule 3.4, the approval of the Merger by the holders of BYBK Common Stock as required by BYBK’s articles of incorporation and bylaws and the MGCL, BYBK’s and OLB’s compliance with any conditions contained in this Agreement, and compliance by BYBK or any BYBK Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with, or result in a breach of, any provision of the BYBK Governing Documents;

(ii) Violate, or constitute or result in a default under, or require any consent, waiver, approval or similar action pursuant to, any Law applicable to BYBK or any BYBK Subsidiary or any of their respective properties or assets, except where such violation would not have a Material Adverse Effect; or

(iii) Except as described in BYBK Disclosure Schedule 3.3(b) or pursuant to which consent or notification is required as set forth in BYBK Disclosure Schedule 3.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of BYBK or any BYBK Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, Contract or other instrument or obligation to which BYBK or any BYBK Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on BYBK.

(c) Bay Bank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the receipt of all consents described in BYBK Disclosure Schedule 3.4, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Bay Bank and, other than the approval of the Bank Merger Agreement by BYBK as the sole stockholder of Bay Bank as required by Law, no further corporate proceedings of Bay Bank are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. BYBK, as the sole stockholder of Bay Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by Bay Bank on the date of this Agreement. The Bank Merger Agreement has been duly authorized and, assuming the due authorization, execution and delivery of the Bank Merger Agreement by Old Line, will be a legal, valid and binding agreement of Bay Bank enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. At the Closing, all other Contracts, documents and instruments to be executed and delivered by Bay Bank that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Bay Bank and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Bay Bank, enforceable against Bay Bank in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(d) The approval of the Merger by the holders of BYBK Common Stock is the only vote of holders of any class of BYBK capital stock necessary to adopt and approve this Agreement and the Contemplated Transactions. The affirmative vote of Persons holding at least two-thirds of the issued and outstanding shares of BYBK Common Stock as of the record date for the BYBK Common Stockholders’ Meeting is required to approve the Merger under the MGCL and BYBK’s articles of incorporation and bylaws.

(e) BYBK’s board of directors, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and are in the best interests of BYBK and its stockholders, (ii) authorized and approved this Agreement and the Contemplated Transactions, (iii) directed that the Merger be submitted for consideration at the BYBK Common Stockholders’ Meeting, and (iv) recommended that its stockholders approve the Merger.

(f) BYBK has no debt that is secured by Bay Bank capital stock.

Section 3.4
Consents; Regulatory Approvals.

Except as described in Section 3.3(b) of this Agreement and BYBK Disclosure Schedule 3.4, no consents, waivers or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by BYBK or the consummation of the Contemplated Transactions by BYBK. BYBK has no reason to believe that it will not be able to obtain all requisite consents, waivers or approvals from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of BYBK, no fact or circumstance exists, including any possible other transaction pending or under consideration by BYBK or any BYBK Company, that would (a) reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, waivers or approvals required from, any Regulatory Authority, or (b) cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 3.5
Financial Statements and Related Matters.

(a) BYBK has delivered or made available to OLB the BYBK Financials, except those pertaining to annual and quarterly periods ending on or after September 30, 2017 and monthly periods commencing after June 30, 2017, which it will deliver or make available by each respective delivery date as required by this Agreement. The BYBK Financials with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of BYBK and the BYBK Subsidiaries and (ii) fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of BYBK as of and for the periods ended on the dates thereof. The BYBK Financials with respect to periods ended prior to the date of this Agreement comply in all material respects with applicable accounting and regulatory requirements and, other than the Internal BYBK Financials, have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b) BYBK did not, as of the date of the BYBK Financials or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the BYBK Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the Ordinary Course, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

(c) During the periods covered by the BYBK Financials with respect to periods ended prior to the date of this Agreement, BYBK’s independent registered public accounting firm, Dixon Hughes Goodman LLP, was independent of BYBK and its management. As of the date hereof, BYBK’s independent registered public accounting firm, Dixon Hughes Goodman LLP, has not resigned (or informed BYBK that it intends to resign) or been dismissed as a result of or in connection with any disagreements with BYBK on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.6 No Material Adverse Effect.

Except as disclosed on BYBK Disclosure Schedule 3.6, since June 30, 2017:

(a) no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BYBK;

(b) neither BYBK nor any BYBK Subsidiary has suffered any adverse change in its assets (including loan portfolio), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition or results of operations, or any damage, destruction or loss, whether or not covered by insurance, that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the BYBK Companies taken as a whole; and

(c) BYBK and the BYBK Subsidiaries have carried on their respective businesses only in the Ordinary Course.

Section 3.7
Taxes.

(a) Except as disclosed in BYBK Disclosure Schedule 3.7(a), all BYBK Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, each of the BYBK Companies have been filed on a timely basis in accordance with all applicable Laws, and such BYBK Returns are true, complete and correct in all material respects, or requests for extensions to file the BYBK Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on BYBK. All BYBK Taxes shown to be due and payable on the BYBK Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the BYBK Financials for the payment of such BYBK Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the BYBK Companies. Each of the BYBK Companies has timely withheld and paid over all BYBK Taxes required to have been withheld and paid over by it, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of the BYBK Companies with respect to BYBK Taxes, other than Liens for BYBK Taxes not yet due and payable.

(b) Except as disclosed on BYBK Disclosure Schedule 3.7(b), no deficiencies for BYBK Taxes have been claimed, proposed or assessed, with notice to any of the BYBK Companies, by any taxing or other governmental authority against the BYBK Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the BYBK Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on BYBK. There are no pending audits relating to any BYBK Tax liability of which any of the BYBK Companies has received written notice. Except as disclosed on BYBK Disclosure Schedule 3.7(b), none of the BYBK Companies is a party to any action or proceeding for assessment or collection of BYBK Taxes, nor have such events been asserted or, to the Knowledge of BYBK, threatened against any of the BYBK Companies or any of their assets. No waiver or extension of any statute of limitations relating to BYBK Taxes is in effect with respect to the BYBK Companies. No power of attorney has been executed by any of the BYBK Companies with respect to any BYBK Tax matter that is currently in force.

(c) The BYBK Companies have disclosed on the federal income tax BYBK Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC. None of the BYBK Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. None of the property of the BYBK Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC). Except as disclosed on BYBK Disclosure Schedule 3.7(c), none of the BYBK Companies is a party to any tax sharing agreement or has any continuing obligations under any prior tax sharing agreement. None of the BYBK Companies is, or has been, a member of any affiliated group within the meaning of Section 1504(a) of the IRC or any similar group defined under a similar provision of state, local, or non-U.S. law other than a group the common parent of which was BYBK.

(d) None of the BYBK Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(e) As used in this Agreement, the term “BYBK Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of the BYBK Companies is required to pay, withhold or collect. As used in this Agreement, the term “BYBK Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any BYBK Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(f) True and complete copies of the federal income tax returns and any amendments thereto of the BYBK Companies as filed with the IRS for the year ended December 31, 2015 have been furnished to OLB; true and complete copies of the federal income tax returns of the BYBK Companies for the year ended December 31, 2016 will be furnished to OLB within five Business Days of filing; and, if the Effective Date is later than the due dates therefor, true and complete copies of the federal income tax returns of the BYBK Companies for the years ending after December 31, 2017 will be furnished to OLB within five Business Days of filing.

(g) True and complete copies of the state income tax returns of the BYBK Companies as filed with the State of Maryland for the year ended December 31, 2015 have been furnished to OLB; true and complete copies of the state income tax returns of the BYBK Companies for the year ended December 31, 2016 will be furnished to OLB within five Business Days of filing; and, if the Effective Date is later than the due dates therefor, true and complete copies of the state income tax returns of the BYBK Companies for the years ending on or after December 31, 2017 will be furnished to OLB within five Business Days of filing.

Section 3.8
Contracts; Certain Changes.

(a) Except as disclosed in the BYBK SEC Reports or as described in BYBK Disclosure Schedule 3.8(a), BYBK Disclosure Schedule 3.11, BYBK Disclosure Schedule 3.13(a), or BYBK Disclosure Schedule 3.15(a), neither BYBK nor any BYBK Subsidiary is a party to or subject to:

(i) Any employment, consulting, severance, “change-in-control,” indemnification, retirement or termination Contract with or for any officer, director, employee, independent contractor, agent or other Person;

(ii) Any Contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other Person;

(iii) Except as provided in the BYBK Governing Documents, any Contract that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of BYBK and, to the Knowledge of BYBK, there are no claims for which any such person would be entitled to indemnification under BYBK Governing Documents, under any applicable Law or under any indemnification agreement;

(iv) Any collective bargaining agreement with any labor union relating to its employees;

(v) Any Contract that by its terms limits its payment of dividends;

(vi) Any material instrument (A) evidencing or relating to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which it is an obligor to any Person, other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances and “treasury tax and loan” accounts established in the Ordinary Course and transactions in “federal funds,” or (B) that contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, that would be applicable on or after the Effective Time;

(vii) Any Contract, other than this Agreement, that restricts or prohibits it from engaging in any type of business permissible under applicable Law;

(viii) Any Contract that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(ix) Any Contract involving Intellectual Property (other than Contracts entered into in the Ordinary Course with customers and off-the-shelf, “shrink wrap” or force placed software licenses);

(x) Any lease for real property;

(xi) Any Contract with any broker-dealer or investment adviser;

(xii) Any investment advisory Contract with any investment company registered under the Investment Company Act of 1940;

(xiii) Any Contract with, or membership in, any local clearing house or self-regulatory organization;

(xiv) any Contract (other than this Agreement) that restricts or limits in any material way the conduct of its business (it being understood that any non-compete, non-solicitation or similar provision shall be deemed material);

(xv) any Contract that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any of its material assets, rights or properties;

(xvi) Any Contract in which it has liability or would incur a termination fee of over $100,000; or

(xvii) Any Contract not disclosed pursuant to the other items of this paragraph (a) that would constitute a “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b) True and correct copies of the Contracts listed in BYBK Disclosure Schedule 3.8(a), BYBK Disclosure Schedule 3.11, BYBK Disclosure Schedule 3.13(a), and BYBK Disclosure Schedule 3.15(a) have been made available to OLB on or before the date hereof and are in full force and effect on the date hereof. None of the BYBK Companies nor, to the Knowledge of BYBK, any other party to any such Contracts, has breached any provision of, or is in default under any term of, any such Contracts and no party to any such Contracts will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, except where such breach, default or termination is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as described in BYBK Disclosure Schedule 3.8(c), since December 31, 2016, through and including the date of this Agreement, none of the BYBK Companies has (i) made any material change in its credit policies or procedures, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans, loan commitments and the disposition of REO in the Ordinary Course, (iii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the Ordinary Course, or (iv) changed any accounting methods, principles or practices affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

(d) Except as disclosed on BYBK Disclosure Schedule 3.8(d), neither BYBK nor any of the BYBK Subsidiaries has issued, or is obligated under, any letter of credit that is not fully secured.

Section 3.9
Ownership of Personal Property; Insurance Coverage.

(a) Each of the BYBK Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the BYBK Financials or acquired subsequent thereto, subject to no Liens, except:

(i) Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in BYBK Disclosure Schedule 3.9(a) or permitted under Article V hereof;

(ii) Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the Ordinary Course for amounts not yet due or that are being contested in good faith;

(iii) Statutory Liens securing payments not yet due or that are being contested in good faith;

(iv) Liens for current BYBK Taxes not yet due and payable;

(v) Pledges to secure deposits and other Liens incurred in the Ordinary Course of the business of banking;

(vi) Liens, imperfections or irregularities of title, and other defects of title that are not reasonably likely to have a Material Adverse Effect;

(vii) Easements, rights of way and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

(viii) With respect to personal property reflected in the balance sheets contained in the BYBK Financials, (A) dispositions and encumbrances for adequate consideration in the Ordinary Course since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(ix) Those items that are reflected as liabilities in the BYBK Financials; and

(x) Items of personal property that are held in any fiduciary or agency capacity (collectively, “BYBK Permitted Liens”).

(b) With respect to material items of real and personal property that are used in the conduct of its business and leased from other Persons, each of the BYBK Companies has the right under valid, binding and existing leases to use such real and personal property in all material respects as presently occupied and used. There is not under any such lease any material existing default by any BYBK Company or, to the Knowledge of BYBK, any other party thereto, or any event that with notice or lapse of time would constitute such a material default and all rent and other sums and charges due and payable under such leases have been paid.

(c) With respect to all agreements pursuant to which any of the BYBK Companies has purchased securities subject to an agreement to resell, if any, it has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(d) Each of the BYBK Companies currently maintains Insurance Policies with reputable insurers against such risks and in such amounts as the management of BYBK has reasonably determined to be prudent for such BYBK Company’s operations and, to the Knowledge of BYBK, such Insurance Policies are similar in scope and coverage in all material respects to Insurance Policies maintained by other similarly-situated businesses. Each of BYBK and each BYBK Subsidiary is in compliance with its Insurance Policies, is not in default under any of the terms thereof and has made accurate statements on any insurance renewal application. Each such Insurance Policy is in full force and effect and, except for Insurance Policies insuring against potential liabilities of officers, directors and employees of BYBK and the BYBK Subsidiaries, BYBK or the relevant BYBK Subsidiary is the sole beneficiary of such Insurance Policies. All premiums and other payments due under such Insurance Policies have been paid, and all material notices and claims thereunder have been filed in a due and timely fashion. BYBK Disclosure Schedule 3.9(d) identifies all Insurance Policies maintained by the BYBK Companies.

(e) None of the BYBK Companies has received notice from any insurance carrier that:

(i) Any of its Insurance Policies will be cancelled, terminated or not renewed or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to any such Insurance Policy will be substantially increased.

(f) Except as disclosed in BYBK Disclosure Schedule 3.9(f), there are presently no material claims pending under such Insurance Policies and none of the BYBK Companies has received any notices under such Insurance Policies. All such Insurance Policies are valid and enforceable and in full force and effect. Within the last three years, each of the BYBK Companies has received each type of insurance coverage for which it has applied and, during such periods, it has not been denied indemnification for any material claims submitted under any of its Insurance Policies.

Section 3.10
Legal Proceedings.

Except as disclosed in the BYBK SEC Reports or as described in BYBK Disclosure Schedule 3.10, there is no Litigation now pending or, to the Knowledge of BYBK, threatened, against any of the BYBK Companies or any of their properties, or against any current or former officer, director or employee of a BYBK Company in their capacities as such or a BYBK Benefit Plan, or against any asset, interest, or right of any of them, and to the Knowledge of BYBK there are no facts that reasonably could be expected to be the basis for any such Litigation. To the Knowledge of BYBK, no pending or threatened Litigation described in BYBK Disclosure Schedule 3.10 could reasonably be expected to (a) have a Material Adverse Effect, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the BYBK Companies to perform their obligations under this Agreement. Except as described in BYBK Disclosure Schedule 3.10, none of the BYBK Companies is in default with respect to any Order.

Section 3.11
Compliance with Applicable Law.

Except as disclosed on BYBK Disclosure Schedule 3.11:

(a) Each of the BYBK Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Each of the BYBK Companies has, and since December 31, 2012, has had, all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted, and have paid all fees and assessments due and payable in connection therewith; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of BYBK, threatened, and to the Knowledge of BYBK no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions. None of the BYBK Companies is in default or violation of any such permits, licenses, authorizations, orders and approvals. None of the BYBK Companies have been given notice or been charged with any violation of any Law or condition to approval of any Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(c) Since January 1, 2012, each of the BYBK Companies has timely filed all reports, forms, filings, schedules, information, data, registrations, submissions, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority (collectively, the “BYBK Reports”), and has paid all fees and assessments due and payable in connection therewith, and each of such reports, forms, filings, etc. were complete and accurate in all material respects and complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices and, in the case of the BYBK SEC reports, GAAP, throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; except as disclosed in BYBK Disclosure Schedule 3.11, none of the BYBK Reports when filed with the SEC (the “BYBK SEC Reports”), and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; there (i) is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of BYBK or any BYBK Subsidiary (not including any supervisory suggestions or recommendations), (ii) are no outstanding formal or informal inquiries by, or unresolved disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of BYBK or any BYBK Subsidiary, and (iii) are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the BYBK SEC Reports; and none of the BYBK Subsidiaries is required to file periodic reports pursuant to Sections 13 or 15(d) of the Exchange Act;

(d) No Regulatory Authority has initiated any proceeding or, to the Knowledge of BYBK, investigation into the business or operations of the BYBK Companies that has not been resolved;

(e) Since January 1, 2014, none of the BYBK Companies has received any notification or communication from any Regulatory Authority:

(i) Asserting that it is not in substantial compliance with any Law that such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to it; or

(iii) Except as disclosed in BYBK Disclosure Schedule 3.11, requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this Section 3.11(e)(iii) and addressed specifically to a BYBK Company herein referred to as a “BYBK Regulatory Agreement”);

(f) Other than as disclosed in BYBK Disclosure Schedule 3.11, none of the BYBK Companies has received, consented to or entered into any BYBK Regulatory Agreement that is currently in effect, nor has any BYBK Company been advised since January 1, 2013 by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any BYBK Regulatory Agreement that has not already been issued, initiated, ordered or requested;

(g) There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any BYBK Regulatory Agreement, except to the extent permitted by such BYBK Regulatory Agreement;

(h) There is no settlement, Order or regulatory restriction imposed upon or entered into by any of the BYBK Companies or upon any of their assets;

(i) BYBK has designed and implemented and maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the BYBK Companies is made known to the management of BYBK by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the BYBK SEC Reports;

(j) Since January 1, 2013, (i) no BYBK Company nor, to the Knowledge of BYBK, any director, officer, employee, auditor, accountant or other Representative of any BYBK Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding its accounting or auditing practices, procedures, methodologies or methods or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (ii) no attorney representing any BYBK Company, whether or not employed by it, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any director or officer; and

(k) BYBK has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws.

Section 3.12
Labor Matters.

(a) There are no labor or collective bargaining agreements to which any of the BYBK Companies is a party. There is no union organizing effort pending or, to the Knowledge of BYBK, threatened, against any of the BYBK Companies or involving employees of any of the BYBK Companies. There is no labor strike or labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage, lockout or other job action pending or, to the Knowledge of BYBK, threatened, against any of the BYBK Companies. No Litigation asserting that any of the BYBK Companies has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935 or comparable state law) or other violation of state or federal labor Law or seeking to compel any of the BYBK Companies to bargain with any labor organization or other employee representative as to wages or conditions of employment is pending or, to the Knowledge of BYBK, threatened, with respect to any of the BYBK Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority (other than routine employee grievances that are not related to union employees). Each of the BYBK Companies is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. Except as described in BYBK Disclosure Schedule 3.12, there is no pending or, to the Knowledge of BYBK, threatened, Litigation against any of the BYBK Companies under any applicable labor or employment Law or brought or made by a current or former employee or applicant for employment.

(b) To BYBK’s Knowledge, no employee of any BYBK Company is a party to, or is otherwise bound by, any Contract, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties.

(c) All of the BYBK Companies’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any BYBK Company has provided proof of employment eligibility and is properly classified by BYBK as having the status of an employee or contractor or other non-employee status (including for purposes of taxation and tax reporting and under BYBK Benefit Plans).

Section 3.13
ERISA.

(a) BYBK has set forth in BYBK Disclosure Schedule 3.13(a) a complete and accurate list of the BYBK Benefit Plans and made available to OLB a copy of all available written documents regarding such BYBK Benefit Plans including:

(i) A copy of each of the BYBK Benefit Plans and any related trust agreements or other funding arrangements;

(ii) The most recent actuarial reports (if any) and financial reports it has received relating to the BYBK Benefit Plans that constitute “qualified pension plans” under IRC Section 401(a);

(iii) The most recently filed Form 5500, together with schedules and attachments, as required (if any) relating to the BYBK Benefit Plans that have been filed with the United States Department of Labor;

(iv) The most recent favorable determination letters (or opinion letter for a prototype plan) issued by the IRS that pertain to any of the BYBK Benefit Plans that are “qualified pension plans” under IRC Section 401(a); and

(v) Summary plan descriptions and any amendments or material modifications thereto and any insurance, third party administrator or administrative services only Contracts related to the BYBK Benefit Plans within the meaning of ERISA Section 3(1) or 3(2).

(b) The BYBK Companies have paid in full any insurance premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date. Except as disclosed in BYBK Disclosure Schedule 3.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by any of the BYBK Companies has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC. To the Knowledge of BYBK, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on BYBK Disclosure Schedule 3.13(b), no BYBK Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of BYBK, no condition exists that will present a material risk to OLB of incurring any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such BYBK Benefit Plan. Except pursuant to Contracts relating to employment disclosed in BYBK Disclosure Schedule 3.8 or as disclosed in BYBK Disclosure Schedule 3.13(b), no BYBK Benefit Plan provides, and none of the BYBK Companies has any obligation to provide, health or welfare benefits to any individual following termination of such individual’s employment or service with it or an Affiliate (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended or any similar state law).

(c) To the Knowledge of BYBK, none of the BYBK Companies has ever contributed to, or otherwise incurred, any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each BYBK Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Patient Protection and Affordable Care Act of 2010, and any other applicable Laws governing the BYBK Benefit Plan, and each BYBK Benefit Plan has at all times been administered in all material respects in accordance with all requirements of applicable Law and in accordance with its terms. Each pension plan adopted by the BYBK Companies that is intended to be qualified under Section 401(a) of the IRC is so qualified, and, to the Knowledge of BYBK, each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC. Each of the pension plans adopted by the BYBK Companies is, and from its establishment has been, exempt from federal income tax under Section 501(a) of the IRC. Each of the pension plans adopted by the BYBK Companies has received, or is entitled to rely upon, a favorable determination letter (or opinion letter for a prototype plan) from the IRS, and to the Knowledge of BYBK there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter or opinion letter. No Litigation (other than routine claims for benefits) has been filed, is pending or, to the Knowledge of BYBK, is threatened, with respect to any BYBK Benefit Plan and, to the Knowledge of BYBK, there is no fact or contemplated event that would give rise to any Litigation (other than routine claims for benefits) with respect to any BYBK Benefit Plan. Without limiting the foregoing, to the Knowledge of BYBK, the following are true:

(i) Each BYBK Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii) Each BYBK Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii) With respect to each BYBK Benefit Plan, to the Knowledge of BYBK there is no occurrence or Contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv) Except as disclosed in BYBK Disclosure Schedule 3.13(d)(iv), no BYBK Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v) No BYBK Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no BYBK Benefit Plan or any related trust assets or agreements are subject to the laws of any jurisdiction other than the United States of America or any state, county or municipality of the United States;

(vi) None of the welfare plans adopted by the BYBK Companies is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii) All of the welfare plans adopted by the BYBK Companies and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all U.S. Department of the Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, (C) the applicable provisions of the Patient Protection and Affordable Care Act of 2010, and (D) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii) With respect to each BYBK Benefit Plan, BYBK or any BYBK ERISA Affiliate has the authority to amend or terminate such BYBK Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the BYBK Benefit Plan.

(e) There is no existing or, to the Knowledge of BYBK, contemplated, audit of any BYBK Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC, any Regulatory Authority or any other governmental authority. In addition, there is no pending or, to the Knowledge of BYBK, threatened Litigation by, on behalf of or with respect to any BYBK Benefit Plan, or by or on behalf of any individual participant or beneficiary of any BYBK Benefit Plan, alleging any violation of ERISA or any other applicable Laws, or claiming benefits (other than claims for benefits made in the Ordinary Course), nor, to the Knowledge of BYBK, is there any basis likely to enable such Litigation to prevail.

(f) Except as disclosed on BYBK Disclosure Schedule 3.13(f), (i) no payment contemplated or required by or under any BYBK Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof), (ii) no BYBK Benefit Plan provides for the gross-up or reimbursement of taxes under Sections 280G, 4999 or 409A of the IRC, and (iii) neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of any of the BYBK Companies.

(g) Except as disclosed on BYBK Disclosure Schedule 3.13(g), no BYBK Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC. Each BYBK Benefit Plan (including employment Contracts or other compensation arrangements) that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC has been written, executed and operated in compliance with Section 409A of the IRC and the regulations thereunder or an applicable exemption therefrom.

(h) None of the BYBK Companies is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise acts on behalf of any plan, program or arrangement subject to ERISA (other than any BYBK Benefit Plan).

Section 3.14
Brokers and Finders.

Other than the BYBK Advisers, none of the BYBK Companies and, to the Knowledge of BYBK, no officer, director, employee, independent contractor, agent or Affiliate of any BYBK Company on its behalf, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any broker, finder, investment banker or financial advisor, in connection with the Contemplated Transactions

Section 3.15
Real Property and Leases.

(a) BYBK Disclosure Schedule 3.15(a) contains a true, correct and complete list of all street addresses and fee owners of all real property owned, leased or operated by the BYBK Companies or otherwise occupied by a BYBK Company or used or held for use by any BYBK Company, including but not limited to all REO (the “BYBK Real Property”). Other than as set forth on BYBK Disclosure Schedule 3.15(a), there are no Persons in possession of any portion of any of the BYBK Real Property owned or leased by any BYBK Company other than such BYBK Company, and no Person other than a BYBK Company has the right to use or occupy for any purpose any portion of any of the BYBK Real Property owned, leased or licensed by a BYBK Company. BYBK and the BYBK Subsidiaries own or lease all properties as are necessary to their operations as now conducted. True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on BYBK Disclosure Schedule 3.15(a), and of all mortgages, deeds of trust and security agreements to which such properties are subject, have been made available to OLB to the extent BYBK possesses such deeds, surveys, title insurance policies, leases, mortgages, deeds of trust and security agreements. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any BYBK Real Property owned by a BYBK Company, or any portion thereof.

(b) Except as disclosed in BYBK Disclosure Schedule 3.15(b), no lease with respect to any BYBK Real Property and no deed with respect to any BYBK Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such BYBK Real Property. Each lease with respect to any BYBK Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies), and is in full force and effect. There are no existing defaults by the BYBK Companies or, to the Knowledge of BYBK, the other party, under any lease with respect to any BYBK Real Property and, to the Knowledge of BYBK, there are no allegations or assertions of such defaults by any party under any lease with respect to any BYBK Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any BYBK Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect.

(c) To the Knowledge of BYBK, none of the buildings and structures located on any BYBK Real Property, nor any improvements or appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any land use Laws or restrictive covenants, or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any BYBK Real Property, except for those violations and encroachments that in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on BYBK Disclosure Schedule 3.15(c), no condemnation or eminent domain proceeding is pending or, to the Knowledge of BYBK, threatened, that would preclude or materially impair the use of any BYBK Real Property in the manner in which it is currently being used.

(d) The BYBK Companies have a valid and enforceable leasehold interest in or, to the Knowledge of BYBK, based on title insurance owned by it, good and marketable title to, all BYBK Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the BYBK Financials, (ii) statutory Liens securing payments not yet due or that are being contested in good faith, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics liens for amounts not yet due or that are being contested in good faith, and (v) those assets and properties disposed of for fair market value in the Ordinary Course since the date of the BYBK Financials. All BYBK Real Property used in the business of the BYBK Companies is in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of BYBK, is free from defects that could materially interfere with the current or intended future use of such facilities, provided such future use is substantially similar to its current use.

(e) Except as listed on BYBK Disclosure Schedule 3.15(e), there are no Contracts to sell, lease or otherwise dispose of any of the BYBK Real Property.

Section 3.16
Environmental Matters.

With respect to BYBK and each BYBK Subsidiary:

(a)  Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including REO) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon BYBK or any BYBK Subsidiary. To the Knowledge of BYBK, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to BYBK or any BYBK Subsidiary by reason of any Environmental Laws. Neither BYBK nor any BYBK Subsidiary during the past five years has received any written notice from any Person or Regulatory Authority that BYBK or any BYBK Subsidiary or the operation or condition of any property ever owned or operated by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Hazardous Materials (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath or originating from any such property) for which a material liability is reasonably likely to be imposed upon BYBK or any BYBK Subsidiary;

(b)  There is no Order or Litigation pending or, to the Knowledge of BYBK threatened, before any court, governmental agency or other forum against BYBK or any BYBK Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence, release, discharge, spillage or disposal into the environment of, any Hazardous Materials, whether or not occurring at, on, under, adjacent to or affecting (or potentially affecting) a site currently or formerly owned, leased or operated by any BYBK Company or any BYBK Real Property, nor, to the Knowledge of BYBK, is there any reasonable basis for any such Litigation or Order;

(c) To the Knowledge of BYBK, (i) there are no underground storage tanks on, in or under any BYBK Real Property, and (ii) no underground storage tanks have been closed or removed from any BYBK Real Property except in compliance with Environmental Laws in all material respects; and

(d)  To the Knowledge of BYBK, the BYBK Real Properties (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Materials other than as permitted under applicable Environmental Laws.

Section 3.17
Intellectual Property.

(a) BYBK Disclosure Schedule 3.17(a) sets forth a complete and correct list of all trademarks, trade dress, trade names, service marks, service names, brand names, domain names, logos, patents, technology, inventions, trade secrets, know-how, copyrights, works of authorship and other intellectual property rights used in the conduct of the existing business of each of the BYBK Companies for use in its business, and all registrations, applications, technology rights, licenses or other Contracts relating thereto and all Contracts relating to third party intellectual property that it is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “BYBK Intellectual Property”) other than “shrink wrap,” “click wrap” or “browser wrap” licenses, free licenses, open source licenses or force placed software licenses. To the Knowledge of BYBK, each of the BYBK Companies owns or possesses valid, binding and assignable licenses and other rights to use without payment (other than as set forth in the applicable license) all BYBK Intellectual Property that is used in the conduct of its existing businesses free and clear of all Liens (other than BYBK Permitted Liens) and any claims of ownership by current or former employees or contractors, other than royalties or payments with respect to off-the-shelf software. With respect to each item of BYBK Intellectual Property that any of the BYBK Companies is licensed or authorized to use, the license, sublicense or Contract covering such item is legal, valid, binding, enforceable and in full force and effect, and no BYBK Company is in default under or violation of any of its material BYBK Intellectual Property licenses. To the Knowledge of BYBK, none of the BYBK Companies is infringing, diluting, misappropriating or violating the intellectual property of any other Person, and, except as disclosed in BYBK Disclosure Schedule 3.17(a), none of the BYBK Companies has received any communications alleging that it has infringed, diluted, misappropriated or violated any such intellectual property. Except as disclosed in BYBK Disclosure Schedule 3.17(a), none of the BYBK Companies has sent any communications alleging that any Person has infringed, diluted, misappropriated or violated any BYBK Intellectual Property and, to the Knowledge of BYBK, no Person is infringing, diluting, misappropriating or violating any of the BYBK Intellectual Property. Subject to any trademark filings required by Law in connection with the Merger, the validity, continuation and effectiveness of all licenses and other Contracts relating to material BYBK Intellectual Property used by any BYBK Company in the Ordinary Course and the current terms thereof will not be affected by the Contemplated Transactions, the use of all material Intellectual Property of each of the BYBK Companies’ trademarks will be transferred to OLB in connection with the Contemplated Transactions and after the Effective Time, no Person besides OLB shall have right and title to the “Bay Bank” or “Bay Bancorp, Inc.” trade names and trademarks when used in connection with the BYBK Companies’ currently-offered goods and services in the territories in which they currently operate. For the avoidance of doubt, all third-party rights used by any of the BYBK Companies pursuant to software licenses that are not required to be listed in BYBK Disclosure Schedule 3.17(a) are nevertheless within the definition of “BYBK Intellectual Property.”

(b) Each of the BYBK Companies has taken commercially reasonable actions to protect and maintain (a) all material BYBK Intellectual Property and (b) the security and integrity of its software, databases, networks, systems, equipment and hardware and to protect the same against unauthorized use, modification or access thereto, or the introduction of any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software or elements that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials. To the Knowledge of BYBK, the computers, computer software, other information technology equipment, information technology passwords and other credentials, and all associated documents and records owned or leased by the BYBK Companies (the “BYBK IT Assets”), operate and perform in all material respects in accordance with their documentation and functional specifications as required by them in connection with their business, and none of the BYBK IT Assets has materially malfunctioned or failed to meet its requirements within the past two years except for such malfunctions or failures that have been remediated. To the Knowledge of BYBK, except as disclosed in BYBK Disclosure Schedule 3.17(b), no Person has gained unauthorized access to the BYBK IT Assets. Each of the BYBK Companies has implemented commercially reasonable backup and disaster recovery policies, procedures, systems and technology consistent with industry practices for financial institutions of comparable size and complexity, and sufficient to reasonably maintain the operation of the respective businesses of BYBK and each of the BYBK Subsidiaries in all material respects.

(c) BYBK Disclosure Schedule 3.17(c) sets forth a complete and correct list of all Persons, other than directors, officers and employees of the BYBK Companies, who have access to any of the BYBK IT Assets.

Section 3.18
Information to be Supplied.

(a) The information supplied by BYBK for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the holders of BYBK Common Stock and OLB Common Stock, and up to and including the date of the BYBK Common Stockholders’ Meeting and the OLB Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, (ii) will disclose all facts that the BYBK board of directors deems material to a vote on the Merger and to the exercise of appraisal rights pursuant to Subtitle 2 of Title 3 of the MGCL, and (iii) will comply in all material respects with the applicable requirements of the Registration Statement as promulgated by the SEC.

(b) The information supplied by BYBK for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

(c) No document or certificate delivered to OLB by or for BYBK pursuant to a requirement of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in such document or certificate, in light of the circumstances under which it was made, not misleading.

Section 3.19
Related Party Transactions.

(a) Except as set forth on BYBK Disclosure Schedule 3.19 or on BYBK Disclosure Schedule 3.20(d), as is disclosed in the BYBK Financials, and/or as disclosed in the BYBK SEC Reports, neither BYBK nor any BYBK Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the Ordinary Course) with any Affiliate of BYBK or any BYBK Subsidiary, and all such transactions (i) were made in the Ordinary Course, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Persons who are not related to or Affiliates of BYBK or any BYBK Subsidiary, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

(b) Except as set forth in BYBK Disclosure Schedule 3.19, as of the date hereof, no Credit Extension by any of the BYBK Companies to any BYBK Subsidiary or Affiliate of BYBK is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in order to avoid or cure a default, except for rate modifications pursuant to its loan modification policy that is applicable to all Persons. As of the date hereof, to the Knowledge of BYBK, principal and interest with respect to any such Credit Extension will be paid when due and the loan grade classification accorded such Credit Extension is appropriate.

Section 3.20
Loans.

(a) Except as disclosed in BYBK Disclosure Schedule 3.20(a), all Credit Extensions reflected as assets in the BYBK Financials or currently outstanding that will be reflected as assets in the BYBK Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the Ordinary Course, and are being transferred to OLB and/or Old Line with good and marketable title, free and clear of any and all Liens, and are evidenced by notes, Contracts or other evidences of indebtedness that are true, genuine, correct and what they purport to be, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or equitable principles affecting the enforcement of creditors’ rights that have been perfected or (ii) the pledge of any Credit Extension to the FHLB as collateral to secure the performance by the BYBK Companies of all obligations owed thereto. All Credit Extensions reflected, or currently outstanding that will be reflected, as assets in the BYBK Financials were made in accordance in all material respects with sound banking practices, and to the Knowledge of BYBK, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending Laws, except as may be provided by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The notes or other credit or security documents with respect to each such outstanding Credit Extension were in compliance in all material respects with all applicable Laws at the time of origination or purchase by any BYBK Company and are complete and correct in all material respects.

(b) To the Knowledge of BYBK, neither the terms of any Credit Extension by any of the BYBK Companies, any of the documentation for any such Credit Extension, the manner in which any such Credit Extension has been administered and serviced, nor the practices of approving or rejecting applications for a Credit Extension by the BYBK Companies, violate in any material respect any Law applicable thereto, including, without limitation, the Truth In Lending Act and the CFPB’s Regulation Z, the CRA, the Equal Credit Opportunity Act and any Laws relating to consumer protection, installment sales and usury.

(c) Except as disclosed on BYBK Disclosure Schedule 3.20(c), none of the Contracts pursuant to which any of the BYBK Companies has sold Credit Extensions or pools of Credit Extensions or participations in Credit Extensions or pools of Credit Extensions contains any obligation to repurchase such Credit Extensions or interests therein solely on account of a payment default by the obligor on any such Credit Extension. Except as would not be material to the BYBK Companies as a whole, each Credit Extension included in a pool of Credit Extensions originated, securitized or, to the Knowledge of BYBK, acquired by any BYBK Company (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified and, except as would not be material to BYBK and the BYBK Companies taken as a whole, no Credit Extension has been bought out of a Pool without all required approvals of the applicable investors.

(d) BYBK Disclosure Schedule 3.20(d) sets forth a list of all Credit Extensions as of the date hereof by BYBK or Bay Bank to any directors, executive officers and principal stockholders (as such terms are defined in the FRB’s Regulation O) of any of the BYBK Companies. There are no employee, officer, director or other insider Credit Extensions by any of the BYBK Companies on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such Credit Extensions are and were originated in compliance in all material respects with all applicable Laws.

(e) To the Knowledge of BYBK, no shares of BYBK Common Stock were purchased with the proceeds of a loan made by any of the BYBK Companies.

Section 3.21
Allowance for Loan Losses.

The allowance for loan losses reflected in reports by the BYBK Companies to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the BYBK Financials has been and will be established and maintained in accordance with GAAP and applicable Law and in a manner consistent with Bay Bank’s internal policies. The allowance for loan losses reflected in such reports and the allowance for loan losses shown in the BYBK Financials, in the opinion of management, was or will be adequate as of the dates thereof. BYBK has disclosed to OLB on BYBK Disclosure Schedule 3.21 all Credit Extensions (including participations) by and all interest-bearing assets of the BYBK Companies (a) that have been accelerated during the past 12 months, (b) that have been terminated during the past 12 months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (c) pursuant to which a borrower, customer or other party has notified any of the BYBK Companies during the past 12 months of, or has asserted against any of the BYBK Companies, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of BYBK, each borrower, customer or other party that has given any of the BYBK Companies any oral notification of, or orally asserted to or against any of the BYBK Companies, any such claim, (d) that are contractually past due 90 days or more in the payment of principal and/or interest, (e) that are on non-accrual status, (f) that are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by any BYBK Company or any Regulatory Authority, (g) to the Knowledge of BYBK, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (h) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (i) where a specific reserve allocation exists in connection therewith, (j) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, (k) that were made pursuant to an exception to policy, and (l) that, to the extent not already disclosed pursuant to the foregoing items (a) through (k), have been charged-off at any time since January 1, 2014, together with true, complete and materially correct copies of reports containing the principal amount and accrued and unpaid interest of each such Credit Extension and interest-bearing asset and the identity of the obligor thereunder, and BYBK shall provide an updated BYBK Disclosure Schedule 3.21 promptly to OLB after the end of each month after the date hereof and on the Business Day prior to the Closing Date. The REO and in-substance foreclosures included in any of Bay Bank’s non-performing assets are carried at fair value based on current independent appraisals or current management appraisals.

Section 3.22
Community Reinvestment Act.

Bay Bank is the only BYBK Company that is subject to the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.) (the “CRA”). To the Knowledge of BYBK, Bay Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. BYBK has supplied OLB with a copy of Bay Bank’s current CRA Statement, all letters and written comments received by Bay Bank since September 16, 2016 pertaining thereto and any responses by Bay Bank to such comments. Bay Bank has a rating of “satisfactory” or better as of its most recent CRA compliance examination and BYBK and Bay Bank have received no communication from any Regulatory Authority that would lead BYBK to believe that Bay Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit any of the Contemplated Transactions as a result of any act or omission of Bay Bank under the CRA.

Section 3.23
Anti-Money Laundering; OFAC; Sanctions; and Information Security.

(a) To the Knowledge of BYBK, there do not exist any facts or circumstances that would cause any of the BYBK Companies: (i) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by the BYBK Companies; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the BYBK Companies. To the Knowledge of BYBK, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause any of the BYBK Companies to undertake any remedial action. The board of directors or other governing body of each BYBK Company that is subject to Section 326 of the USA PATRIOT Act and the regulations thereunder has adopted, and each such BYBK Company has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and it has not received written notice from any Regulatory Authority that such program (A) does not contain adequate and appropriate customer identification verification procedures, or (B) has been deemed ineffective. Each of the BYBK Companies has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(b) No BYBK Company or, to the Knowledge of BYBK, any director, officer, agent, employee, Affiliate or other Person on behalf of any BYBK Company, is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (the “Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, OFAC’s list of Specially Designated Nationals, or by the United Nations Security Council, the European Union, the United Kingdom’s Office of Financial Sanctions Implementation (Her Majesty’s Treasury), or other relevant sanctions authority (collectively, “Sanctions ”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

(c) BYBK Disclosure Schedule 3.23(c) describes any event, circumstance or other occurrence, and the remedial steps taken by any of the BYBK Companies with respect thereto, since January 1, 2012, that constituted either (i) a “breach of the security of a system,” as such phrase is defined in Section 14-3504(a) of the Commercial Law Article of the Annotated Code of Maryland (the “Commercial Law Article”) with respect to personal information maintained by any of the BYBK Companies, without regard to the application of Section 14-3507(b) of the Commercial Law Article, or (ii) any other data breach with respect to, or other unauthorized access to, the electronic information and records of any of the BYBK Companies, including, without limitation, communications, regulatory correspondence and reports, documents and data, information relating to products and services, activities, strategies and plans, BYBK IT Assets, other financial data, and identities of and information regarding sales, customers, prospects, vendors, suppliers and personnel, including, without limitation, passwords and other information technology credentials.

(d) Except as disclosed in BYBK Disclosure Schedule 3.23(d), BYBK and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is reasonably protected against loss, damage and unauthorized access, use, modification or other misuse. To BYBK’s Knowledge, there has been no loss, damage or unauthorized access, use, modification or other misuse of any such information by BYBK, any of its Subsidiaries or any other Person.

Section 3.24
Securities Activities of Employees.

To the Knowledge of BYBK, the officers, employees and agents of the BYBK Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents, including Laws relating to licenses and permits.

Section 3.25
Books and Records; Internal Control.

(a) The minute books and stock ledgers of the BYBK Companies that have been made available to OLB, its Representatives or its Affiliates constitute all of the minute books and stock ledgers of the BYBK Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof) and have been maintained in accordance with applicable Law. All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the BYBK Companies that have been requested by OLB have been made available to OLB, its Representatives or its Affiliates, and are located at the offices of the BYBK Companies at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

(b) BYBK maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions by or with the BYBK Companies are executed in accordance with management’s general or specific authorizations; (ii) transactions by or with the BYBK Companies are recorded as necessary (A) to permit the preparation of financial statements and reports filed with any Regulatory Authority in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets and liabilities; (iii) access to the assets of, and the incurrence of liabilities by, the BYBK Companies is permitted only in accordance with management’s general or specific authorizations; (iv) the recorded accountability for assets and liabilities of the BYBK Companies is compared with existing assets and liabilities of the BYBK Companies at reasonable intervals and appropriate action is taken with respect to any differences; and (v) extensions of credit by and other receivables of the BYBK Companies are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as disclosed in the BYBK SEC Reports or on BYBK Disclosure Schedule 3.25(b), since December 31, 2012, neither BYBK nor, to BYBK’s Knowledge, any employee, auditor, accountant or representative of any BYBK Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of BYBK’s internal control over financial reporting or integrity of the BYBK Financials or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BYBK or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that BYBK or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the Knowledge of BYBK there are no significant deficiencies or material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect BYBK’s ability to record, process, summarize and report financial information. To the Knowledge of BYBK, except as disclosed on BYBK Disclosure Schedule 3.25(b), there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in BYBK’s internal control over financial reporting.

(c) Each of the BYBK Companies makes and keeps Books and Records that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities, and all such Books and Records have been and are being maintained in the Ordinary Course in accordance with applicable Law and accounting requirements. None of the records, systems, controls, data or information of the BYBK Companies are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and control of the BYBK Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on BYBK Disclosure Schedule 3.25(b), no attorney representing BYBK or any BYBK Subsidiary, whether or not employed by BYBK or any BYBK Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by BYBK or any of its officers, directors or employees to the board of directors of BYBK or any committee thereof or to any director or officer of BYBK. To BYBK’s Knowledge, except as disclosed on BYBK Disclosure Schedule 3.25(b), there has been no instance of fraud by any BYBK Company, whether or not material, that occurred during any period covered by BYBK Financials.

Section 3.26
Investment Securities.

(a) Each of the BYBK Companies has good and marketable title to all securities that it owns (except those sold under repurchase agreements or held in any fiduciary or agency capacity). None of the investment securities reflected in the BYBK Financials under the headings “investment securities available for sale” and “investment securities held to maturity” and, except as described in BYBK Disclosure Schedule 3.26, none of the investment securities that any of the BYBK Companies acquired after June 30, 2017, are subject to any restrictions, whether contractual or statutory, that materially impair such BYBK Company’s ability to freely dispose of such investment securities at any time, and such BYBK Company was permitted by applicable Law to acquire such investment securities at the time they were acquired.

(b) BYBK and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that BYBK believes are customary and reasonable in the context of their respective businesses, and BYBK and its Subsidiaries have, since December 31, 2012, been in compliance with such policies, practices and procedures in all material respects.

Section 3.27
Reorganization.

As of the date hereof, BYBK does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC. None of the BYBK Companies will take any action that will cause, cause any action to be taken that will cause or fail to take any action or fail to cause any action to be taken if such failure to act will have the effect of causing, the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC, nor have any of the BYBK Companies taken, caused, agreed to take or cause or failed to take or cause any such action.

Section 3.28
Fairness Opinion.

BYBK’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from the BYBK Advisers to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration to be received by the stockholders of BYBK pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of BYBK. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.29
Materials Provided to Stockholders.

All proxy materials used in connection with the meetings of BYBK’s stockholders held in 2015, 2016 and 2017, along with any other form of correspondence between BYBK and its stockholders during those years, including, without limitation, any annual or quarterly reports provided to stockholders, either have been filed with the SEC and are publicly available to OLB via EDGAR or have been provided to OLB.

Section 3.30
Absence of Certain Changes.

Except as disclosed in the BYBK SEC Reports, in BYBK Disclosure Schedule 3.30, or provided for or contemplated by this Agreement, since December 31, 2016:

(a) There has not been any material transaction by any of the BYBK Companies other than in the Ordinary Course;

(b) There has not been any acquisition or disposition by any of the BYBK Companies of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $100,000, other than acquisitions or dispositions, including acquisitions and dispositions of REO and investment securities, made in the Ordinary Course;

(c) There has not been any Lien on any of the properties or assets of the BYBK Companies, except to secure extensions of credit in the Ordinary Course (i.e., Liens on assets to secure Federal Home Loan Bank, Federal Reserve Bank or correspondent bank advances being deemed both in the Ordinary Course);

(d) There has not been any increase in, or commitment to increase, the compensation payable or to become payable to any of the officers, directors, employees or agents of the BYBK Companies, or any bonus payment, other than routine increases made in the Ordinary Course, or any stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents;

(e) None of the BYBK Companies has incurred, assumed or taken any property subject to any liability in excess of $100,000, except for liabilities incurred or assumed or property taken subsequent to December 31, 2016 in the Ordinary Course;

(f) There has not been any material alteration in the manner of keeping the Books and Records of the BYBK Companies, or in the accounting policies or practices therein reflected;

(g) There has not been any elimination or addition of employee benefits;

(h) There has not been any deferred routine maintenance of any BYBK Real Property;

(i) There has not been any elimination of a reserve by any BYBK Company where the liability related to such reserve has remained;

(j) There has not been any failure by a BYBK Company to depreciate capital assets in accordance with past practice or to eliminate capital assets that are no longer used in its business;

(k) There has not been any extraordinary reduction or deferral by any of the BYBK Companies of ordinary or necessary expenses; and

(l) No events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the BYBK Companies, taken as a whole.

Section 3.31
Absence of Undisclosed Liabilities.

None of the BYBK Companies has any obligation or liability that is material to its financial condition or operations or that, when combined with all similar obligations or liabilities, would be material to its financial condition or operations except (a) as disclosed in the BYBK Financials delivered or made available to OLB prior to the date of this Agreement, or (b) as contemplated under this Agreement. Except as disclosed in BYBK Disclosure Schedule 3.31, since December 31, 2016, none of the BYBK Companies has incurred or paid any obligation or liability that would be material to its financial condition or operations, except for obligations that are (a) fully reflected or reserved against on the most recent balance sheet contained in the BYBK Financials or (b) paid in connection with transactions made in the Ordinary Course consistent with applicable Law.

Section 3.32
Option Plans and Convertible Securities.

Except as disclosed in BYBK Disclosure Schedule 3.30, (a) the BYBK Companies do not maintain any form of equity plan, including without limitation, an equity compensation or other stock option plan, that might entitle any Person to receive Rights from any of the BYBK Companies, and (b) no Rights with respect to any equity plan of the BYBK Companies are outstanding.

Section 3.33
Deposits.

(a) All of the deposits held by Bay Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Bay Bank, and (ii) all applicable Laws, including anti-money laundering and anti-terrorism Laws and embargoed persons requirements.

(b) Except as described in BYBK Disclosure Schedule 3.33, none of Bay Bank’s deposits is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

Section 3.34
Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BYBK’s own account or for the account of one or more of BYBK’s Subsidiaries or their customers (all of which are set forth in BYBK Disclosure Schedule 3.34), were in all material respects entered into in compliance with all applicable Laws and with counterparties believed to be financially responsible at the time; and to the Knowledge of BYBK each of them constitutes the valid and legally binding obligation of BYBK or such BYBK Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general equity principles), and is in full force and effect. Neither BYBK nor any BYBK Subsidiary, nor, to the Knowledge of BYBK, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.35
Fiduciary Accounts.

Except as described in BYBK Disclosure Schedule 3.35, none of the BYBK Companies has trust powers or acts as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser.

Section 3.36
Credit Card Accounts and Merchant Processing.

None of the BYBK Companies originates, maintains or administers credit card accounts. Except as described in BYBK Disclosure Schedule 3.36, none of the BYBK Companies provides, or has provided, merchant credit card processing services to any merchants.

Section 3.37
No Broker-Dealer Subsidiary.

Neither BYBK nor any BYBK Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

Section 3.38
No Insurance Subsidiary.

Neither BYBK nor any BYBK Subsidiary conducts insurance operations that require a license from any Regulatory Authority under any applicable Law.

Section 3.39
Business.

(a) BYBK and the BYBK Subsidiaries are engaged in all material respects only in the business described in the BYBK SEC Reports, and the BYBK SEC Reports contain a complete and accurate description in all material respects of the business of BYBK and the BYBK Subsidiaries, taken as a whole.

(b) The assets reflected in the most recent BYBK Financial Statements that are owned or leased by the BYBK Companies, and in combination with the BYBK Real Property, the BYBK Intellectual Property and contractual benefits and burdens of the BYBK Companies constitute, as of the Closing Date, all of the assets, rights and interests necessary to enable the BYBK Companies to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

Section 3.40
Anti-takeover Laws.

The BYBK Companies have taken all actions required to exempt OLB, the Agreement, the Bank Merger Agreement, the Contemplated Transactions and the Bank Merger from any provisions of an anti-takeover nature contained in the BYBK Organizational Documents and the provisions of any federal or state “anti-takeover,” “fair price,” “affiliate transaction,” “business combination,” “moratorium,” “control share acquisition” or similar Laws.

Section 3.41
Stockholders’ List.

Attached hereto as BYBK Disclosure Schedule 3.41 is a list of holders of shares of the BYBK Common Stock compiled and provided by Computershare, Inc., the registrar and transfer agent in respect of the BYBK Common Stock, containing their names, addresses and number of shares held of record. To the Knowledge of BYBK, such stockholders’ list is complete and accurate in all material respects.

Section 3.42
Disclosure.

The schedules delivered by BYBK pursuant to this Article III and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct in all material respects and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF OLB

OLB represents and warrants to BYBK, for itself and with respect to and on behalf of each of the OLB Subsidiaries (to the extent applicable), that the statements contained in this Article IV (and as reflected on the OLB Disclosure Schedules) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV, except that those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of OLB contained in this Article IV shall be deemed untrue or incorrect, and OLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect on OLB, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6, 4.14, 4.17 and 4.25, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article IV Standard”).

OLB has made a good faith effort to ensure that the disclosure on each schedule of the OLB Disclosure Schedules corresponds to the section referenced herein. For purposes of the OLB Disclosure Schedules, however, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 4.1
Organization.

(a) OLB is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. OLB is a bank holding company duly registered under the BHC Act. OLB has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. OLB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects. OLB engages in activities and holds properties only of the types permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

(b) Old Line is a trust company duly organized, validly existing and in good standing under the laws of the State of Maryland. Old Line has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. Old Line is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) Old Line is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits of Old Line are insured by the FDIC through the Deposit Insurance Fund to the extent provided in the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of OLB, threatened.

(d) OLB Disclosure Schedule 4.1(d) contains a complete and accurate list of all OLB Subsidiaries. Each OLB Subsidiary is duly formed, validly existing and in good standing under the laws of the state of its formation and has the power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. Each OLB Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than equity interests of the OLB Subsidiaries listed on OLB Disclosure Schedule 4.1(d), OLB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any Entity.

(e) The respective minute books of OLB and each OLB Subsidiary accurately reflect, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of OLB or the applicable OLB Subsidiary.

(f) Prior to the date of this Agreement, OLB has delivered or made available to BYBK true, correct and complete copies of the articles of incorporation and bylaws of OLB, and the charter documents and bylaws, operating agreement and/or other governing instrument of each OLB Subsidiary and each as in effect on the date hereof (collectively, the “OLB Governing Documents”).

Section 4.2
Capitalization.

(a) The authorized capital stock of OLB consists of (i) 25,000,000 shares of Common Stock, par value $0.01 per share (“OLB Common Stock”), of which 12,467,517.5 shares are duly and validly issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“OLB Preferred Stock”), none of which are outstanding, in each case on the date hereof. As of the date of this Agreement, there are not outstanding any bonds, debentures, notes or other indebtedness of OLB or any OLB Subsidiary having the right to vote on any matters on which stockholders of OLB may vote. All of the issued and outstanding shares of OLB Common Stock are fully paid and nonassessable under the MGCL, free of preemptive rights, except as may be defined in OLB’s articles of incorporation, and were not issued in violation of the preemptive rights of any Person or in violation of any applicable Laws. Except pursuant to this Agreement or as set forth in OLB Disclosure Schedule 4.2(a), OLB has not issued nor is OLB or any OLB Subsidiary bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance of, or right to receive dividends or other distributions on, any shares of OLB Common Stock, OLB Preferred Stock or any other security of OLB or any securities representing the right to vote, purchase or otherwise receive any shares of OLB Common Stock, OLB Preferred Stock or any other security of OLB. The shares of OLB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

(b) Except as disclosed in OLB Disclosure Schedule 4.2(b), OLB owns, directly or indirectly, all of the capital stock or other equity ownership interests of the OLB Subsidiaries, free and clear of any Liens, Contracts and restrictions of any kind or nature, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 4.3
Authority; No Violation.

(a) OLB has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the receipt of all consents, waivers and approvals described in OLB Disclosure Schedule 4.4 and approval of the Merger by the holders of OLB Common Stock as required by OLB’s articles of incorporation and bylaws and the MGCL, to consummate the Contemplated Transactions and to otherwise perform its obligations under this Agreement. The execution and delivery of this Agreement by OLB and the consummation by OLB of the Contemplated Transactions, up to and including the Merger, have been duly and validly authorized by the board of directors of OLB and, except for approval by the holders of OLB Common Stock as required by OLB’s articles of incorporation and bylaws and the MGCL, no other corporate proceedings on the part of OLB are necessary to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by OLB and, assuming the due authorization, execution and delivery of this Agreement by BYBK, constitutes a legal, valid and binding obligation of OLB, enforceable against OLB in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) The execution and delivery of this Agreement by OLB, the consummation of the Contemplated Transactions, and the compliance by OLB with any of the terms or provisions hereof, subject to the receipt of all consents, waivers and approvals described in OLB Disclosure Schedule 4.4, the approval of the Merger by the holders of OLB Common Stock as required by OLB’s articles of incorporation and bylaws and the MGCL, OLB’s and BYBK’s compliance with any conditions contained in this Agreement, and compliance by OLB or any OLB Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with, or result in a breach of, any provision of the OLB Governing Documents;

(ii) Violate, or constitute or result in a default under, or require any consent, waiver, approval or similar action pursuant to, any Law applicable to OLB or any OLB Subsidiary or any of their respective properties or assets, except where such violation would not have a Material Adverse Effect; or

(iii) Except as described in OLB Disclosure Schedule 4.3(b) or pursuant to which consent or notification is required as set forth in OLB Disclosure Schedule 4.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of OLB or any OLB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, Contract or other instrument or obligation to which OLB or any OLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on OLB.

(c) Old Line has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the receipt of all consents described in OLB Disclosure Schedule 4.4, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Old Line and, other than the approval of the Bank Merger Agreement by OLB as the sole stockholder of Old Line as required by Law, no further corporate proceedings of Old Line are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. OLB, as the sole stockholder of Old Line, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by Old Line on the date of this Agreement. The Bank Merger Agreement has been duly authorized and, assuming the due authorization, execution and delivery of the Bank Merger Agreement by Bay Bank, will be a legal, valid and binding agreement of Old Line enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. At the Closing, all other Contracts, documents and instruments to be executed and delivered by Old Line that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Old Line and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Old Line, enforceable against Old Line in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(d) The approval of the Merger by the holders of OLB Common Stock is the only vote of holders of any class of OLB capital stock necessary to adopt and approve this Agreement and the Contemplated Transactions. The affirmative vote of Persons holding at least two-thirds of the issued and outstanding shares of OLB Common Stock as of the record date for the OLB Common Stockholders’ Meeting is required to approve the Merger under the MGCL and OLB’s articles of incorporation and bylaws.

(e) OLB’s board of directors, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and are in the best interests of OLB and its stockholders, (ii) authorized and approved this Agreement and the Contemplated Transactions, (iii) directed that the Merger be submitted for consideration at the OLB Common Stockholders’ Meeting, and (iv) recommended that its stockholders approve the Merger.

Section 4.4
Consents; Regulatory Approvals.

Except as described in Section 4.3(b) of this Agreement and OLB Disclosure Schedule 4.4, no consents, waivers or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by OLB or the consummation of the Contemplated Transactions by OLB. OLB has no reason to believe that it will not be able to obtain all requisite consents, waivers or approvals from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of OLB, no fact or circumstance exists, including any possible other transaction pending or under consideration by OLB or any OLB Company, that would (a) reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, waivers or approvals required from, any Regulatory Authority, or (b) cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 4.5
Financial Statements.

(a) OLB has delivered or made available to BYBK the OLB Financials, except those pertaining to annual and quarterly periods ending on or after September 30, 2017, which it will deliver or make available by each respective delivery date as required by this Agreement. The OLB Financials with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of OLB and the OLB Subsidiaries and (ii) fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of OLB as of and for the periods ended on the dates thereof. The OLB Financials with respect to periods ended prior to the date of this Agreement comply in all material respects with applicable accounting and regulatory requirements and have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b) OLB did not, as of the date of the OLB Financials or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the OLB Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the Ordinary Course, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

(c) During the periods covered by the OLB Financials with respect to periods ended prior to the date of this Agreement, OLB’s independent registered public accounting firm, Dixon Hughes Goodman LLP, was independent of OLB and its management. As of the date hereof, OLB’s independent registered public accounting firm, Dixon Hughes Goodman LLP, has not resigned (or informed OLB that it intends to resign) or been dismissed as a result of or in connection with any disagreements with OLB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.6
No Material Adverse Effect.

Neither OLB nor any OLB Subsidiary has suffered any adverse change in its assets (including loan portfolio), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition or results of operations, or any damage, destruction or loss, whether or not covered by insurance, since June 30, 2017, that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the OLB Companies taken as a whole.

Section 4.7
Taxes.

(a) Except as disclosed in OLB Disclosure Schedule 4.7(a), all OLB Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, each of the OLB Companies have been filed on a timely basis in accordance with all applicable Laws, and such OLB Returns are true, complete and correct in all material respects, or requests for extensions to file the OLB Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on OLB. All OLB Taxes shown to be due and payable on the OLB Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the OLB Financials for the payment of such OLB Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the OLB Companies. Each of the OLB Companies has timely withheld and paid over all OLB Taxes required to have been withheld and paid over by it, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of the OLB Companies with respect to OLB Taxes, other than Liens for OLB Taxes not yet due and payable.

(b) Except as disclosed on OLB Disclosure Schedule 4.7(b), no deficiencies for OLB Taxes have been claimed, proposed or assessed, with notice to any of the OLB Companies, by any taxing or other governmental authority against the OLB Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the OLB Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on OLB. There are no pending audits relating to any OLB Tax liability of which any of the OLB Companies has received written notice. Except as disclosed on OLB Disclosure Schedule 4.7(b), none of the OLB Companies is a party to any action or proceeding for assessment or collection of OLB Taxes, nor have such events been asserted or, to the Knowledge of OLB, threatened against any of the OLB Companies or any of their assets. No waiver or extension of any statute of limitations relating to OLB Taxes is in effect with respect to the OLB Companies. No power of attorney has been executed by any of the OLB Companies with respect to any OLB Tax matter that is currently in force.

(c) As used in this Agreement, the term “OLB Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of the OLB Companies is required to pay, withhold or collect. As used in this Agreement, the term “OLB Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any OLB Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Section 4.8
Contracts; Certain Changes.

Except as described in OLB Disclosure Schedule 4.8 or in the OLB SEC Reports, neither OLB nor any OLB Subsidiary is a party to or subject to:

(a) Any collective bargaining agreement with any labor union relating to its employees;

(b) Any Contract that by its terms limits its payment of dividends;

(c) Any Contract, other than this Agreement, that restricts or prohibits it from engaging in any type of business permissible under applicable Law;

(d) any Contract (other than this Agreement) that restricts or limits in any material way the conduct of its business (it being understood that any non-compete, non-solicitation or similar provision shall be deemed material);

(e) Any Contract, the terms of which will require, on account of this Agreement or any of the Contemplated Transactions, the payment, individually or when aggregated with all other similar Contracts, of a material financial fee or penalty by OLB or an Old Line Company; and

(f) Any Contract not disclosed pursuant to the other paragraphs of this Section 4.8 that constitutes a “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC.

Section 4.9
Ownership of Personal Property; Insurance Coverage.

(a) Each of the OLB Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the OLB Financials or acquired subsequent thereto, subject to no Liens, except:

(i) Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in OLB Disclosure Schedule 4.9(a) or permitted under Article V hereof;

(ii) Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the Ordinary Course for amounts not yet due or that are being contested in good faith;

(iii) Statutory Liens securing payments not yet due or that are being contested in good faith;

(iv) Liens for current OLB Taxes not yet due and payable;

(v) Pledges to secure deposits and other Liens incurred in the Ordinary Course of the business of banking;

(vi) Liens, imperfections or irregularities of title, and other defects of title that are not reasonably likely to have a Material Adverse Effect;

(vii) Easements, rights of way and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

(viii) With respect to personal property reflected in the balance sheets contained in the OLB Financials, (A) dispositions and encumbrances for adequate consideration in the Ordinary Course since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(ix) Those items that are reflected as liabilities in the OLB Financials; and

(x) Items of personal property that are held in any fiduciary or agency capacity (collectively, “OLB Permitted Liens”).

(b) With respect to material items of real and personal property that are used in the conduct of its business and leased from other Persons, each of the OLB Companies has the right under valid, binding and existing leases to use such real and personal property in all material respects as presently occupied and used. There is not under any such lease any material existing default by any OLB Company or, to the Knowledge of OLB, any other party thereto, or any event that with notice or lapse of time would constitute such a material default and all rent and other sums and charges due and payable under such leases have been paid.

(c) Each of the OLB Companies currently maintains Insurance Policies with reputable insurers against such risks and in such amounts as the management of OLB has reasonably determined to be prudent for such OLB Company’s operations and, to the Knowledge of OLB, such Insurance Policies are similar in scope and coverage in all material respects to Insurance Policies maintained by other similarly-situated businesses. Each of OLB and each OLB Subsidiary is in compliance with its Insurance Policies, is not in default under any of the terms thereof and has made accurate statements on any insurance renewal application. Each such Insurance Policy is in full force and effect and, except for Insurance Policies insuring against potential liabilities of officers, directors and employees of OLB and the OLB Subsidiaries, OLB or the relevant OLB Subsidiary is the sole beneficiary of such Insurance Policies. All premiums and other payments due under such Insurance Policies have been paid, and all material notices and claims thereunder have been filed in a due and timely fashion. OLB Disclosure Schedule 4.9(c) identifies all Insurance Policies maintained by the OLB Companies.

(d) None of the OLB Companies has received notice from any insurance carrier that:

(i) Any of its Insurance Policies will be cancelled, terminated or not renewed or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to any such Insurance Policy will be substantially increased.

Section 4.10
Legal Proceedings.

Except as described in OLB Disclosure Schedule 4.10, there is no Litigation now pending or, to the Knowledge of OLB, threatened, against any of the OLB Companies or any of their properties, and to the Knowledge of OLB there are no facts that reasonably could be expected to be the basis for any such Litigation. To the Knowledge of OLB, no pending or threatened Litigation described in OLB Disclosure Schedule 4.10 could reasonably be expected to (a) have a Material Adverse Effect, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the OLB Companies to perform their obligations under this Agreement. Except as described in OLB Disclosure Schedule 4.10, none of the OLB Companies is in default with respect to any Order.

Section 4.11
Compliance with Applicable Law.

Except as disclosed on OLB Disclosure Schedule 4.11:

(a) Each of the OLB Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Each of the OLB Companies has, and since December 31, 2012, has had, all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted, and have paid all fees and assessments due and payable in connection therewith; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of OLB, threatened, and to the Knowledge of OLB no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions. None of the OLB Companies is in default or violation of any such permits, licenses, authorizations, orders and approvals. None of the OLB Companies have been given notice or been charged with any violation of any Law or condition to approval of any Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(c) Since January 1, 2012, each of the OLB Companies has timely filed all reports, forms, filings, schedules, information, data, registrations, submissions, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority (collectively, the “OLB Reports”), and has paid all fees and assessments due and payable in connection therewith, and each of such reports, forms, filings, etc. were complete and accurate in all material respects and complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices and, in the case of the OLB SEC reports, GAAP, throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; none of the OLB Reports when filed with the SEC (the “OLB SEC Reports”), and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; there (i) is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of OLB or any OLB Subsidiary (not including any supervisory suggestions or recommendations), (ii) are no outstanding formal or informal inquiries by, or unresolved disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of OLB or any OLB Subsidiary, and (iii) are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the OLB SEC Reports; and none of the OLB Subsidiaries is required to file periodic reports pursuant to Sections 13 or 15(d) of the Exchange Act;

(d) No Regulatory Authority has initiated any proceeding or, to the Knowledge of OLB, investigation into the business or operations of the OLB Companies that has not been resolved;

(e) Since January 1, 2014, none of the OLB Companies has received any notification or communication from any Regulatory Authority:

(i) Asserting that it is not in substantial compliance with any Law that such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to it; or

(iii) Requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this Section 4.11(e)(iii) and addressed specifically to an OLB Company herein referred to as an “OLB Regulatory Agreement”);

(f) None of the OLB Companies has received, consented to or entered into any OLB Regulatory Agreement that is currently in effect, nor has any OLB Company been advised since January 1, 2013 by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any OLB Regulatory Agreement that has not already been issued, initiated, ordered or requested;

(g) There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any OLB Regulatory Agreement, except to the extent permitted by such OLB Regulatory Agreement;

(h) There is no settlement, Order or regulatory restriction imposed upon or entered into by any of the OLB Companies or upon any of their assets;

(i) OLB has designed and implemented and maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the OLB Companies is made known to the management of OLB by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the OLB SEC Reports;

(j) Since January 1, 2013, (i) no OLB Company nor, to the Knowledge of OLB, any director, officer, employee, auditor, accountant or other Representative of any OLB Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding its accounting or auditing practices, procedures, methodologies or methods or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (ii) no attorney representing any OLB Company, whether or not employed by it, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any director or officer; and

(k) OLB has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws.

Section 4.12 Labor Matters.

There are no labor or collective bargaining agreements to which any of the OLB Companies is a party. There is no union organizing effort pending or, to the Knowledge of OLB, threatened, against any of the OLB Companies or involving employees of any of the OLB Companies. There is no labor strike or labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage, lockout or other job action pending or, to the Knowledge of OLB, threatened, against any of the OLB Companies. No Litigation asserting that any of the OLB Companies has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935 or comparable state law) or other violation of state or federal labor Law or seeking to compel any of the OLB Companies to bargain with any labor organization or other employee representative as to wages or conditions of employment is pending or, to the Knowledge of OLB, threatened, with respect to any of the OLB Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority (other than routine employee grievances that are not related to union employees). Each of the OLB Companies is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. Except as described in OLB Disclosure Schedule 4.12, there is no pending or, to the Knowledge of OLB, threatened, Litigation against any of the OLB Companies under any applicable labor or employment Law or brought or made by a current or former employee or applicant for employment.

Section 4.13
ERISA.

(a) OLB has set forth in OLB Disclosure Schedule 4.13(a) a complete and accurate list of the OLB Benefit Plans and made available to BYBK a copy of all available written documents regarding such OLB Benefit Plans.

(b) The OLB Companies have paid in full any insurance premiums due to the PBGC with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date. Except as disclosed in OLB Disclosure Schedule 4.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by any of the OLB Companies has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC. To the Knowledge of OLB, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on OLB Disclosure Schedule 4.13(b), no OLB Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of OLB, no condition exists that will result in any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such OLB Benefit Plan.

(c) To the Knowledge of OLB, none of the OLB Companies has ever contributed to, or otherwise incurred any liability with respect to, a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each OLB Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Patient Protection and Affordable Care Act of 2010, and any other applicable Laws governing the OLB Benefit Plan, and each OLB Benefit Plan has at all times been administered substantially in all material respects in accordance with all requirements of applicable Law. To the Knowledge of OLB, each of the pension plans adopted by the OLB Companies that is intended to be qualified under Section 401(a) of the IRC and, to the Knowledge of OLB, its trust, is exempt from federal income tax under IRC Section 501(a) has received, or is entitled to rely upon, a favorable determination letter (or opinion letter for a prototype plan) from the IRS, and to the Knowledge of OLB there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter or opinion letter. Without limiting the foregoing, to the Knowledge of OLB, the following are true:

(i) Each OLB Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii) Each OLB Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii) With respect to each OLB Benefit Plan, to the Knowledge of OLB there is no occurrence or Contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv) Except as disclosed in OLB Disclosure Schedule 4.13(d)(iv), no OLB Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v) No OLB Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no OLB Benefit Plan or any related trust assets or agreements are subject to the laws of any jurisdiction other than the United States of America or any state, county or municipality of the United States;

(vi) None of the welfare plans adopted by the OLB Companies is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii) All of the welfare plans adopted by the OLB Companies and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all U.S. Department of the Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, (C) the applicable provisions of the Patient Protection and Affordable Care Act of 2010, and (D) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii) With respect to each OLB Benefit Plan, OLB or any OLB ERISA Affiliate has the authority to amend or terminate such OLB Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the OLB Benefit Plan.

(e) There is no existing or, to the Knowledge of OLB, contemplated, audit of any OLB Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC, any Regulatory Authority or any other governmental authority. In addition, there is no pending or, to the Knowledge of OLB, threatened material Litigation by, on behalf of or with respect to any OLB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any OLB Benefit Plan, alleging any violation of ERISA or any other applicable Laws, or claiming benefits (other than claims for benefits made in the Ordinary Course), nor, to the Knowledge of OLB, is there any basis likely to enable such Litigation to prevail.

(f) Except as disclosed on OLB Disclosure Schedule 4.13(f), (i) no payment contemplated or required by or under any OLB Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof), (ii) no OLB Benefit Plan provides for the gross-up or reimbursement of taxes under Sections 280G, 4999 or 409A of the IRC, and (iii) neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of any of the OLB Companies.

(g) None of the OLB Companies is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise acts on behalf of any plan, program, or arrangement subject to ERISA (other than any OLB Benefit Plan). Each OLB Benefit Plan (including employment Contracts or other compensation arrangements) that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC has been written, executed and operated in compliance with Section 409A of the IRC and the regulations thereunder or an applicable exemption therefrom.

Section 4.14
Brokers and Finders.

Other than Fig Partners, LLC, none of the OLB Companies and, to the Knowledge of OLB, no officer, director, employee, independent contractor, agent or Affiliate of any OLB Company on its behalf, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any broker, finder, investment banker or financial advisor, in connection with the Contemplated Transactions.

Section 4.15
Real Property and Leases.

(a) OLB and the OLB Subsidiaries own or lease all properties as are necessary to their operations as now conducted. No deed or lease with respect to any real property owned, leased or operated by the OLB Companies, including but not limited to all REO (the “OLB Real Property”) contains any restrictive covenant that materially restricts the use, transferability or value of such OLB Real Property. Each lease with respect to any OLB Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies), and is in full force and effect. There are no existing defaults by the OLB Companies or, to the Knowledge of OLB, the other party, under any lease with respect to any OLB Real Property and, to the Knowledge of OLB, there are no allegations or assertions of such defaults by any party under any lease with respect to any OLB Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any OLB Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect.

(b) To the Knowledge of OLB, none of the buildings and structures located on any OLB Real Property, nor any improvements or appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any land use Laws or restrictive covenants, except for those violations and encroachments that in the aggregate could not reasonably be expected to have a Material Adverse Effect. No condemnation or eminent domain proceeding is pending or, to the Knowledge of OLB, threatened, that would preclude or materially impair the use of any OLB Real Property in the manner in which it is currently being used.

(c) The OLB Companies have a valid and enforceable leasehold interest in or, to the Knowledge of OLB, based on title insurance owned by it, good and marketable title to, all OLB Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the OLB Financials, (ii) statutory Liens securing payments not yet due or that are being contested in good faith, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics liens for amounts not yet due or that are being contested in good faith, and (v) those assets and properties disposed of for fair market value in the Ordinary Course since the date of the OLB Financials. To the Knowledge of OLB, all OLB Real Property used in the business of the OLB Companies is free from defects that could materially interfere with the current or intended future use of such facilities, provided such future use is substantially similar to its current use.

Section 4.16
Environmental Matters.

With respect to OLB and each OLB Subsidiary:

(a)  Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including REO) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon OLB or any OLB Subsidiary. To the Knowledge of OLB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to OLB or any OLB Subsidiary by reason of any Environmental Laws. Neither OLB nor any OLB Subsidiary during the past five years has received any written notice from any Person or Regulatory Authority that OLB or any OLB Subsidiary or the operation or condition of any property ever owned or operated by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Hazardous Materials (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath or originating from any such property) for which a material liability is reasonably likely to be imposed upon OLB or any OLB Subsidiary;

(b)  There is no Order or Litigation pending or, to the Knowledge of OLB threatened, before any court, governmental agency or other forum against OLB or any OLB Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence, release, discharge, spillage or disposal into the environment of, any Hazardous Materials, whether or not occurring at, on, under, adjacent to or affecting (or potentially affecting) a site currently or formerly owned, leased or operated by any OLB Company or any OLB Real Property, nor, to the Knowledge of OLB, is there any reasonable basis for any such Litigation or Order;

(c) To the Knowledge of OLB, (i) there are no underground storage tanks on, in or under any OLB Real Property, and (ii) no underground storage tanks have been closed or removed from any OLB Real Property except in compliance with Environmental Laws in all material respects; and

(d) To the Knowledge of OLB, the OLB Real Properties (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Materials other than as permitted under applicable Environmental Laws.

Section 4.17
Information to be Supplied.

(a) The information supplied by OLB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the holders of OLB Common Stock and BYBK Common Stock, and up to and including the date of the OLB Common Stockholders’ Meeting and the BYBK Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, (ii) will disclose all facts that the OLB board of directors deems material to a vote on the Merger, and (iii) will comply in all material respects with the applicable requirements of the Registration Statement as promulgated by the SEC.

(b) The information supplied by OLB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

(c) No document or certificate delivered to BYBK by or for OLB pursuant to a requirement of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in such document or certificate, in light of the circumstances under which it was made, not misleading.

Section 4.18 Related Party Transactions.

Except as set forth on OLB Disclosure Schedule 4.18, as is disclosed in the OLB Financials, and/or as disclosed in the OLB SEC Reports, neither OLB nor any OLB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the Ordinary Course) with any Affiliate of OLB or any OLB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Persons who are not related to or Affiliates of OLB or any OLB Subsidiary.

Section 4.19
Loans.

(a) Except as disclosed in OLB Disclosure Schedule 4.19, all Credit Extensions reflected as assets in the OLB Financials or currently outstanding that will be reflected as assets in the OLB Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the Ordinary Course, and are evidenced by notes, Contracts or other evidences of indebtedness that are true, genuine, correct and what they purport to be, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or equitable principles affecting the enforcement of creditors’ rights that have been perfected or (ii) the pledge of any Credit Extension to the FHLB as collateral to secure the performance by the OLB Companies of all obligations owed thereto. All Credit Extensions reflected, or currently outstanding that will be reflected, as assets in the OLB Financials were made in accordance in all material respects with sound banking practices and, to the Knowledge of OLB, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending Laws, except as may be provided by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b) To the Knowledge of OLB, neither the terms of any Credit Extension by any of the OLB Companies, any of the documentation for any such Credit Extension, the manner in which any such Credit Extension has been administered and serviced, nor the practices of approving or rejecting applications for a Credit Extension by the OLB Companies, violate in any material respect any Law applicable thereto, including, without limitation, the Truth In Lending Act and the CFPB’s Regulation Z, the CRA, the Equal Credit Opportunity Act, and any Laws relating to consumer protection, installment sales and usury.

(c) There are no executive officer or director (as such terms are defined in the FRB’s Regulation O) Credit Extensions by any of the OLB Companies on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such Credit Extensions are and were originated in compliance in all material respects with all applicable Laws.

(d) To the Knowledge of OLB, no shares of OLB Common Stock were purchased with the proceeds of a loan made by any of the OLB Companies.

Section 4.20
Allowance for Loan Losses.

The allowance for loan losses reflected in reports by the OLB Companies to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the OLB Financials has been and will be established and maintained in accordance with GAAP and applicable Law and in a manner consistent with Old Line’s internal policies. The allowance for loan losses reflected in such reports and the allowance for loan losses shown in the OLB Financials, in the opinion of management, was or will be adequate as of the dates thereof. The REO and in-substance foreclosures included in any of Old Line’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. OLB has disclosed to BYBK on OLB Disclosure Schedule 4.20 all Credit Extensions (including participations) by and all interest-bearing assets of the OLB Companies (a) that are in an amount of at least $1.0 million and have been accelerated during the past 12 months, (b) that are in an amount of at least $1.0 million and have been terminated during the past 12 months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower, and (c) pursuant to which a borrower, customer or other party has notified any of the OLB Companies during the past 12 months of, or has asserted against any of the OLB Companies, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of OLB, each borrower, customer or other party that has given any of the OLB Companies any oral notification of, or orally asserted to or against any of the OLB Companies, any such claim, and OLB shall provide an updated OLB Disclosure Schedule 4.20 promptly to BYBK after the end of each month after the date hereof and on the Business Day prior to the Closing Date.

Section 4.21
Community Reinvestment Act.

Old Line is the only OLB Company that is subject to the CRA. To the Knowledge of OLB, OLB is in compliance in all material respects with the CRA and all regulations promulgated thereunder. OLB has supplied BYBK with a copy of Old Line’s current CRA Statement, all letters and written comments received by Old Line since March 6, 2017 pertaining thereto and any responses by Old Line to such comments. Old Line has a rating of “satisfactory” or better as of its most recent CRA compliance examination and OLB and Old Line have received no communication from any Regulatory Authority that would lead OLB to believe that Old Line will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit any of the Contemplated Transactions as a result of any act or omission of Old Line under the CRA.

Section 4.22
Securities Activities of Employees.

To the Knowledge of OLB, the officers, employees and agents of the OLB Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents, including Laws relating to licenses and permits.

Section 4.23
Books and Records; Internal Control.

(a) The minute books and stock ledgers of the OLB Companies that have been made available to BYBK, its Representatives or its Affiliates constitute all of the minute books and stock ledgers of the OLB Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof) and have been maintained in accordance with applicable Law. All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the OLB Companies that have been requested by BYBK have been made available to BYBK, its Representatives or its Affiliates.

(b) OLB maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions by or with the OLB Companies are executed in accordance with management’s general or specific authorizations; (ii) transactions by or with the OLB Companies are recorded as necessary (A) to permit the preparation of financial statements and reports filed with any Regulatory Authority in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets and liabilities; (iii) access to the assets of, and the incurrence of liabilities by, the OLB Companies is permitted only in accordance with management’s general or specific authorizations; (iv) the recorded accountability for assets and liabilities of the OLB Companies is compared with existing assets and liabilities of the OLB Companies at reasonable intervals and appropriate action is taken with respect to any differences; and (v) extensions of credit by and other receivables of the OLB Companies are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as disclosed in the OLB SEC Reports, since December 31, 2012, neither OLB nor, to OLB’s Knowledge, any employee, auditor, accountant or representative of any OLB Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of OLB’s internal control over financial reporting or integrity of the OLB Financials or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of OLB or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that OLB or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Except as disclosed in the OLB SEC Reports, to the Knowledge of OLB there are no significant deficiencies or material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect OLB’s ability to record, process, summarize and report financial information. To the Knowledge of OLB, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in OLB’s internal control over financial reporting.

(c) Each of the OLB Companies makes and keeps Books and Records that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities, and all such Books and Records have been and are being maintained in the Ordinary Course in accordance with applicable Law and accounting requirements. None of the records, systems, controls, data or information of the OLB Companies are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and control of the OLB Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect. No attorney representing OLB or any OLB Subsidiary, whether or not employed by OLB or any OLB Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by OLB or any of its officers, directors or employees to the board of directors of OLB or any committee thereof or to any director or officer of OLB. To OLB’s Knowledge, there has been no instance of fraud by any OLB Company, whether or not material, that occurred during any period covered by OLB Financials.

Section 4.24
Investment Securities.

Each of the OLB Companies has good and marketable title to all securities that it owns (except those sold under repurchase agreements or held in any fiduciary or agency capacity). None of the investment securities reflected in the OLB Financials under the headings “investment securities available for sale” and “investment securities held to maturity” and, except as described in OLB Disclosure Schedule 4.24, none of the investment securities acquired by the OLB Companies since June 30, 2017, are subject to any restrictions, whether contractual or statutory, that materially impair such OLB Company’s ability to freely dispose of such investment securities at any time, and such OLB Company was permitted by applicable Law to acquire such investment securities at the time they were acquired.

Section 4.25
Reorganization.

As of the date hereof, OLB does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC. None of the OLB Companies will take any action that will cause, cause any action to be taken that will cause or fail to take any action or fail to cause any action to be taken if such failure to act will have the effect of causing, the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC, nor have any of the OLB Companies taken, caused, agreed to take or cause or failed to take or cause any such action.

Section 4.26
Fairness Opinion.

OLB’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from FIG Partners, LLC, to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration payable by OLB to stockholders of BYBK pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of OLB. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.27
Materials Provided to Stockholders.

All proxy materials used in connection with the meetings of OLB’s stockholders held in 2015, 2016 and 2017, along with any other form of correspondence between OLB and its stockholders during those years, including, without limitation, any annual or quarterly reports provided to stockholders, either have been filed with the SEC and are publicly available to BYBK via EDGAR or have been provided to BYBK.

Section 4.28
Absence of Undisclosed Liabilities.

None of the OLB Companies has any obligation or liability that is material to its financial condition or operations or that, when combined with all similar obligations or liabilities, would be material to its financial condition or operations except (a) as disclosed in the OLB Financials delivered or made available to BYBK prior to the date of this Agreement, or (b) as contemplated under this Agreement. Except as disclosed in OLB Disclosure Schedule 4.28, since December 31, 2016, none of the OLB Companies has incurred or paid any obligation or liability that would be material to its financial condition or operations, except for obligations that are (a) fully reflected or reserved against on the most recent balance sheet contained in the OLB Financials or (b) paid in connection with transactions made in the Ordinary Course consistent with applicable Law.

Section 4.29
Anti-Money Laundering, OFAC and Information Security.

(a) To the Knowledge of OLB there do not exist any facts or circumstances that would cause any of the OLB Companies: (i) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by the OLB Companies; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the OLB Companies. To the Knowledge of OLB, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause any of the OLB Companies to undertake any remedial action. The board of directors or other governing body of each OLB Company that is subject to Section 326 of the USA PATRIOT Act and the regulations thereunder has adopted, and each such OLB Company has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and it has not received written notice from any Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective. Each of the OLB Companies has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(b) OLB Disclosure Schedule 4.29(b) describes any event, circumstance or other occurrence, and the remedial steps taken by any of the OLB Companies with respect thereto, since January 1, 2012, that constituted either (i) a “breach of the security of a system,” as such phrase is defined in Section 14-3504(a) of the Commercial Law Article with respect to personal information maintained by any of the OLB Companies, without regard to the application of Section 14-3507(b) of the Commercial Law Article, or (ii) any other data breach with respect to, or other unauthorized access to, the electronic information and records of any of the OLB Companies, including, without limitation, communications, regulatory correspondence and reports, documents and data, information relating to products and services, activities, strategies and plans, OLB IT Assets, other financial data, and identities of and information regarding sales, customers, prospects, vendors, suppliers and personnel, including, without limitation, passwords and other information technology credentials.

(c) OLB and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is reasonably protected against loss, damage and unauthorized access, use, modification or other misuse. To OLB’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification or other misuse of any such information by OLB, any of its Subsidiaries or any other Person.

Section 4.30
Intellectual Property.

To the Knowledge of OLB, each of the OLB Companies owns or possesses valid, binding and assignable licenses and other rights to use without payment (other than as set forth in the applicable license) all trademarks, trade dress, trade names, service marks, service names, brand names, domain names, logos, patents, technology, inventions, trade secrets, know-how, copyrights, works of authorship and other intellectual property rights used in the conduct of its existing business, and all registrations, applications, technology rights, licenses or other Contracts relating thereto and all Contracts relating to third party intellectual property that it is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “OLB Intellectual Property”). To the Knowledge of OLB, all OLB Intellectual Property that is used in the conduct of the existing businesses of the OLB Companies is free and clear of all Liens (other than OLB Permitted Liens) and any claims of ownership by current or former employees or contractors, other than royalties or payments with respect to off-the-shelf software. With respect to each item of OLB Intellectual Property that any of the OLB Companies is licensed or authorized to use, to the Knowledge of OLB, the license, sublicense or Contract covering such item is legal, valid, binding, enforceable and in full force and effect. No OLB Company is in default under or violation of any of its material OLB Intellectual Property licenses. To the Knowledge of OLB, none of the OLB Companies is infringing, diluting, misappropriating or violating the intellectual property of any other Person, and none of the OLB Companies has received any communications alleging that it has infringed, diluted, misappropriated or violated any such intellectual property. None of the OLB Companies has sent any communications alleging that any Person has infringed, diluted, misappropriated or violated any OLB Intellectual Property and, to the Knowledge of OLB, no Person is infringing, diluting, misappropriating or violating any of the OLB Intellectual Property. Each of the OLB Companies has taken commercially reasonable actions to protect and maintain (a) all material OLB Intellectual Property and (b) the security and integrity of its software, databases, networks, systems, equipment and hardware and to protect the same against unauthorized use, modification or access thereto, or the introduction of any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other unauthorized, damaging or corrupting software or elements that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials. To the Knowledge of OLB, the computers, computer software, other information technology equipment, information technology passwords and other credentials, and all associated documents and records owned or leased by the OLB Companies (the “OLB IT Assets”), operate and perform in all material respects in accordance with their documentation and functional specifications as required by them in connection with their business, and none of the OLB IT Assets has materially malfunctioned or failed to meet its requirements within the past two years except for such malfunctions or failures that have been remediated. To the Knowledge of OLB, no Person has gained unauthorized access to the OLB IT Assets. The OLB Companies have implemented commercially reasonable backup and disaster recovery policies, procedures, systems and technology consistent with industry practices for financial institutions of comparable size and complexity, and sufficient to reasonably maintain the operation of the respective businesses of the OLB Companies in all material respects.

Section 4.31
Business.

(a) OLB and the OLB Subsidiaries are engaged in all material respects only in the business described in the OLB SEC Reports, and the OLB SEC Reports contain a complete and accurate description in all material respects of the business of OLB and the OLB Subsidiaries, taken as a whole.

(b) The assets reflected in the most recent OLB Financial Statements that are owned or leased by the OLB Companies, and in combination with the OLB Real Property, the OLB Intellectual Property and contractual benefits and burdens of the OLB Companies constitute, as of the Closing Date, all of the assets, rights and interests necessary to enable the OLB Companies to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

Section 4.32
Disclosure.

The schedules delivered by OLB pursuant to this Article IV and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct in all material respects and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.1
Conduct of BYBK’s Business.

(a) Through the Effective Time, BYBK shall, and shall cause each BYBK Subsidiary to:

(i) In all material respects, conduct its businesses and engage in transactions only in the Ordinary Course, except as otherwise required or contemplated by this Agreement or with the prior written consent of OLB; and

(ii) Use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees and preserve the good will of its customers and others with whom business relationships exist, provided that, other than in the case of a Permitted Employee that BYBK determines, in good faith, is necessary to comply with the provisions of this Section 5.1(a), job vacancies that occur prior to the Effective Date through attrition shall not be filled and new officers and employees shall not be hired without the prior written consent of OLB, which shall not be unreasonably conditioned, withheld or delayed.

(b) Beginning on the date that is two weeks after the date hereof, and every two weeks thereafter, BYBK shall provide to OLB a report describing all of the following that has occurred in the prior month: (i) approval of or entry into new Credit Extensions with principal balances or commitments of $500,000 or more, (ii) renewals or extensions of existing Credit Extensions for any Credit Extensions of $1,000,000 or more, or (iii) material amendments or modifications to Credit Extensions with principal balances or commitments of $1,500,000 or more.

(c) Through the Effective Time, without the consent in writing of OLB (such consent not to be unreasonably withheld, conditioned or delayed), as permitted by this Agreement or except as may be required, in writing, by any Regulatory Authority (in which case BYBK shall immediately provide OLB with a copy of such written document), BYBK shall not, and shall not permit any BYBK Subsidiary to:

(i) Change any provision of the BYBK Governing Documents;

(ii) Change the number of authorized or issued shares of its capital stock; repurchase, redeem or otherwise acquire any shares of its capital stock; issue or grant any call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; or declare, set aside or pay any dividends (including any special dividends) or other distribution in respect of capital stock;

(iii) Except as set forth in BYBK Disclosure Schedule 5.1(c)(iii), grant any severance, retention or termination pay, other than pursuant to policies or Contracts of BYBK or any BYBK Subsidiary in effect on the date hereof for employees who are not executive officers, or enter into or amend any employment, consulting, severance, compensation, “change-in-control” or termination Contract with, any officer, director, employee, independent contractor, agent or other Person associated with BYBK or any BYBK Subsidiary;

(iv) Except as set forth in BYBK Disclosure Schedule 5.1(c)(iv), grant job promotions or increase the rate of compensation or benefits of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other Person associated with BYBK or any BYBK Subsidiary, except, with respect to a Permitted Employee, (A) to the extent such promotion or increase is made by BYBK or a BYBK Subsidiary in the Ordinary Course, or (B) routine periodic pay increases, selective merit pay increases and pay raises in the Ordinary Course, provided, however, that such aggregate increases in the rate of compensation and benefits shall not be in excess of 3%, and such aggregate bonuses shall not be in excess of 5%, of the aggregate salaries for all Permitted Employees;

(v) Except in the Ordinary Course, sell, lease, assign, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets (excluding loans, which are governed by Section 5.1(c)(xxii), and securities, which are governed by Section 5.1(c)(xvii)), deposits, business or properties or cancel or compromise any debt or claim, or waive or release any right or claim, except in the Ordinary Course for full and fair consideration actually received; or modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business;

(vi) Except for FHLB advances with a maturity of six months or less and deposits taken in the Ordinary Course, incur any indebtedness for borrowed money; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course and in accordance with the restrictions set forth in Sections 5.1(c)(xv) and (xvi);

(vii) Sell or otherwise dispose of any BYBK Real Property except REO in a reasonably acceptable commercial manner in the Ordinary Course;

(viii) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied;

(ix) Change any method, practice, or principle of accounting or tax compliance, except as may be required from time to time by Law or changes in GAAP or by any Regulatory Authority;

(x) Waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material Contract to which it is a party;

(xi) Implement any pension, retirement, profit-sharing, bonus, welfare or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing pension, retirement, profit-sharing, bonus, welfare or similar plan or arrangement except to the extent (A) required by Law or (B) required by its terms as a result of this Agreement or in connection with the Contemplated Transactions; provided, however, that amendments to a BYBK Benefit Plan to modify any of the investment options available thereunder shall not constitute a breach of this Section 5.1(c)(xi);

(xii) Implement or adopt any material change in its: (A) guidelines and policies in existence on the date hereof with regard to underwriting and making extensions of credit, the establishment of reserves with respect to possible losses thereon or the charge-off of losses incurred thereon; (B) investment policies and practices; or (C) other material banking policies, or otherwise fail to conduct its banking activities in the Ordinary Course except as may be required by changes in Law or GAAP or at the direction of a Regulatory Authority;

(xiii) Change deposit or loan rates other than in the Ordinary Course, or otherwise fail to conduct its lending and deposit activities in the Ordinary Course;

(xiv) Enter into, modify, amend or renew any Contract under which it is obligated to pay more than $100,000 and that is not terminable by it with 60 days’ notice or less without penalty, payment or other conditions (other than the condition of notice), or enter into, renew, extend or modify any other transaction with any of its Affiliates, other than deposit and loan transactions in the Ordinary Course and that are in compliance with the requirements of Law;

(xv) Except as required by Law or at the direction of a Regulatory Authority: (A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk;

(xvi) Take any action that would give rise to a right of payment to any individual under any employment Contract except for contractually required compensation;

(xvii) Purchase or sell any securities other than in the Ordinary Course, other than pursuant to redemptions by the issuer thereof;

(xviii) Except for the Lawsuit and/or the lawsuit captioned Mary Louise Strohman v. Bay Bank, FSB, pending in the Circuit Court for Baltimore County, Case No. 03-C-17-007139, settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation except in the Ordinary Course and involving an amount not in excess of $100,000 (exclusive of any amounts paid directly or reimbursed to BYBK or any BYBK Subsidiary under any insurance policy maintained by BYBK or any BYBK Subsidiary), pending or, to the Knowledge of BYBK, threatened, against or affecting BYBK, any BYBK Subsidiary or any of their respective properties or assets, provided that such Litigation does not arise out of or relate to the Contemplated Transactions. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims that, in the aggregate, could reasonably be determined to be material to BYBK and the BYBK Subsidiaries, taken as a whole;

(xix) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon; provided, however, that neither BYBK nor any BYBK Subsidiary shall be required to obtain such a report: (A) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that BYBK has provided notice to OLB that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon; or (B) with respect to any one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, Environmental Laws;

(xx) Except as permitted by Section 5.7(a)(ii), merge or consolidate with any other Entity; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; or permit the revocation or surrender of its certificate of authority to maintain, file an application for the opening, closing or relocation of, or open, close or relocate, any branch or automated banking facility;

(xxi) Make, or commit to make, any new capital expenditure, individually or in the aggregate, of $100,000 or more;

(xxii) Sell or acquire any loans (excluding originations) or loan participations, except in the Ordinary Course (but in the case of a sale, after giving OLB or Old Line a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights except in the Ordinary Course;

(xxiii) Take any action or knowingly fail to take any action, which action or failure to act would preclude the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the IRC;

(xxiv) Make any charitable or similar contributions, except consistent with past practice and in amounts not to exceed $10,000 individually and $50,000 in the aggregate;

(xxv) Except for any Non-Residential Credit Extension already committed to by BYBK or a BYBK Subsidiary on the date of this Agreement and set forth on BYBK Schedule 5.1(c)(xxv), enter into, grant, approve, modify or extend any Non-Residential Credit Extension except in the Ordinary Course;

(xxvi) Except for any loan, credit facility, line of credit or letter of credit for an owner-occupied residence (each, a “Residential Credit Extension”) already committed to by BYBK or a BYBK Subsidiary and set forth on BYBK Disclosure Schedule 5.1(c)(xxvi), enter into, grant, approve, modify or extend any Residential Credit Extension except in the Ordinary Course;

(xxvii) Issue any communication to any BYBK employee related to post-Closing employment benefits or compensation without the prior consent of OLB (which shall not be unreasonably withheld, conditioned or delayed);

(xxviii) Enter into any interest rate swap, floor or cap or similar Contract, except in the Ordinary Course; or

(xxix) Agree to do any of the foregoing.

Provided, however, that nothing contained in this Section 5.1(c) shall apply to, or prohibit or otherwise restrict in any manner, the resolution by BYBK or Bay Bank, in their sole but reasonable discretion, of any loan disclosed in BYBK Disclosure Schedule 2.6(c).

Section 5.2
Conduct of OLB’s Business.

Through the Effective Time, except as otherwise consented to in writing by BYBK or as permitted by this Agreement, and except as may be required by Law or, in writing, by any Regulatory Authority (in which case OLB shall immediately provide BYBK with a copy of such written document), OLB shall not, and shall not permit any OLB Subsidiary to:

(a) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied;

(b) Take any action or knowingly fail to take any action, which action or failure to act would preclude the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the IRC; or

(c) Agree to do either of the foregoing.

Section 5.3
Access; Confidentiality.

(a) Through the Effective Time, each Party shall afford to the other, including its authorized Representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, Books and Records, and personnel, at reasonable hours and after reasonable notice; and the officers of each Party shall furnish the other Party making such investigation, including its authorized Representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, Books and Records, and personnel as the Party making such investigation, or its authorized Representatives, shall from time to time reasonably request. Each Party agrees that it, and its authorized Representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other Party’s normal operations and customer and employee relationships. Notwithstanding the foregoing, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege of the Party in possession or control of such information or contravene any Law or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply. No investigation by a Party shall affect the ability of such Party to rely on the representations, warranties, covenants and Contracts of the other Party.

(b) BYBK and OLB each agree that it will not, and will cause their Representatives not to, use any information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the Contemplated Transactions. BYBK and OLB shall hold all information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which is incorporated herein by reference. The Parties agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

Section 5.4
Regulatory Matters.

Through the Effective Time:

(a) OLB and BYBK shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications, which shall be prepared by OLB and OLB’s counsel, to the extent such Applications are required to be filed by an OLB Company, and by BYBK and BYBK’s counsel, to the extent such Applications are required to be filed by a BYBK Company, and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions and to comply with the terms and conditions of all such permits, consents, approvals, waivers and authorizations; provided, however, that in no event shall OLB or BYBK be required to agree to any prohibition, limitation or other requirement that would (i) prohibit or materially limit the ownership or operation by OLB or any OLB Subsidiary of all or any material portion of the business or assets of BYBK or any BYBK Subsidiary, (ii) compel OLB or BYBK to dispose of all or any material portion of either Party’s business or assets, (iii) impose a material compliance burden, penalty or obligation on OLB or BYBK, or (iv) otherwise materially impair the value of BYBK to OLB (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”).

(b) BYBK and OLB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions to the extent permitted by Law.

(c) BYBK and OLB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such Party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects. In connection therewith, BYBK and OLB shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other to the extent such disclosure is permitted by Law. Each Party shall have the right to review and approve in advance (such approval not to be unreasonably withheld, conditioned or delayed) all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the Contemplated Transactions with any Regulatory Authority. In addition, OLB and BYBK shall each give the other reasonable time to review the Registration Statement and any Application to be filed by it prior to the time such Application is filed with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

Section 5.5
Taking of Necessary Actions.

Through the Effective Time, in addition to the specific agreements contained herein, each Party shall use their reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions as soon as practicable after the date hereof including, if necessary, appealing any adverse ruling with respect to any Application.

Section 5.6
Duty to Advise; Duty to Update of Disclosure Schedules.

Through the closing date, each of BYBK and OLB shall promptly advise the other of any change or event having or reasonably likely to have a Material Adverse Effect or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Through the Closing Date, BYBK shall update the BYBK Disclosure Schedules, and OLB shall update the OLB Disclosure Schedules, as promptly as practicable after the occurrence of any event that, if such event had occurred prior to the date hereof, would have been disclosed on such schedule. In addition, BYBK shall update and deliver to OLB the BYBK Disclosure Schedule 3.20(a) and the BYBK Disclosure Schedule 3.21, and OLB shall update and deliver to BYBK the OLB Disclosure Schedule 4.20, promptly after the end of each calendar month during the Pre-Closing Period and on the Business Day immediately preceding the Closing Date. The delivery of such updated Disclosure Schedules shall not relieve either Party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.1(b) or 6.2(b).

Section 5.7
Other Undertakings by OLB and BYBK.

(a) Undertakings of BYBK.

(i) Stockholder Approval. As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with applicable Law and this Agreement, BYBK shall submit the Merger to its stockholders for approval at the BYBK Common Stockholders’ Meeting with the recommendation that its stockholders approve the Merger.

(ii) Acquisition Proposals. So long as this Agreement remains in effect, except as otherwise expressly permitted by this Agreement, BYBK shall not, and it shall not authorize, permit or cause any BYBK Subsidiary or their respective Representatives to, directly or indirectly: (A) initiate, solicit, induce or encourage (including by way of furnishing information or providing assistance), or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (B) respond to any inquiry relating to an Acquisition Proposal; (C) recommend or endorse an Acquisition Proposal; (D) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than OLB) any information or data with respect to BYBK or any BYBK Subsidiary or otherwise relating to an Acquisition Proposal; (E) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which BYBK or any BYBK Subsidiary is a party; or (F) enter into any agreement, agreement in principle, letter of intent or similar instrument, including any exclusivity agreement, with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, letter of intent or similar instrument relating to an Acquisition Proposal. Any violation of the foregoing restrictions by BYBK or any of its Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of BYBK or otherwise, shall be deemed to be a breach of this Agreement by BYBK. BYBK and each BYBK Subsidiary shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions, negotiations and communications with any Person with respect to any existing or potential Acquisition Proposal.

Notwithstanding the foregoing, prior to the approval of the Merger by BYBK’s stockholders at the BYBK Common Stockholders’ Meeting, BYBK may respond to an inquiry, furnish nonpublic information regarding itself and the BYBK Subsidiaries to, or enter into discussions with, any Person in response to an unsolicited Acquisition Proposal that is submitted to BYBK by such Person (and not withdrawn) if: (A) BYBK’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and the advice of the BYBK Advisers, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (B) BYBK has not violated any of the restrictions set forth in this Section 5.7(a)(ii); (C) BYBK’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel and the advice of the BYBK Advisers, that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable Law; and (D) at least two Business Days prior to furnishing any nonpublic information to, or entering into discussions with, such Person, BYBK provides OLB with written notice of the identity of such Person and of BYBK’s intention to furnish nonpublic information to, or enter into discussions with, such Person and BYBK receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with BYBK. BYBK shall promptly provide to OLB any non-public information regarding BYBK or any BYBK Subsidiary provided to any other Person that was not previously provided to OLB, such additional information to be provided no later than the date of provision of such information to such other Person.

BYBK shall promptly (and in any event within 24 hours) notify OLB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, BYBK, any BYBK Subsidiary or any of their Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). BYBK agrees that it shall keep OLB informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). BYBK further agrees that it will provide OLB with the opportunity to present its own proposal to the BYBK board of directors in response to any such proposal or offer and negotiate with OLB in good faith with respect to any such proposal.

For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to consummate an Acquisition Proposal on terms that the BYBK board of directors determines in its good faith judgment, after consultation with and having considered the advice of BYBK’s outside legal counsel and the BYBK Advisers: (A) would, if consummated, result in consideration that is more favorable to the stockholders of BYBK than the Contemplated Transactions (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal); (B) is not conditioned on obtaining financing (and with respect to which BYBK has reasonably assured itself of such Person’s ability to fully finance its Acquisition Proposal); (C) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of BYBK Common Stock or all or substantially all of the assets and liabilities of the BYBK Companies on a consolidated basis; and (D) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Neither the BYBK board of directors nor any committee thereof shall: (A) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to OLB in connection with the Contemplated Transactions (including the Merger), its recommendation to the stockholders of BYBK to approve the Merger, or make any statement, filing or release, in connection with the BYBK Common Stockholders’ Meeting or otherwise, inconsistent with the recommendation to the stockholders of BYBK to approve the Merger (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of such recommendation); (B) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (C) enter into (or cause BYBK or any BYBK Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (1) related to any Acquisition Proposal or (2) requiring BYBK to abandon, terminate or fail to consummate any of the Contemplated Transactions.

Notwithstanding the foregoing, prior to the date of the BYBK Common Stockholders’ Meeting, BYBK’s board of directors may approve or recommend to the stockholders of BYBK a Superior Proposal and withdraw, qualify or modify its recommendation in connection with the Agreement and the Merger or take any of the other actions otherwise prohibited by this Section 5.7(a)(ii) after the third Business Day following the receipt by OLB of a notice (the “Notice of Superior Proposal”) from BYBK advising OLB that the BYBK board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7(a)(ii)) constitutes a Superior Proposal (it being understood that BYBK shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its affiliates that BYBK proposes to accept and the subsequent notice period shall be three Business Days) if, but only if, (A) the BYBK board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and the advice of the BYBK Advisers, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and (B) at the end of such three Business Day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by OLB since OLB’s receipt of such Notice of Superior Proposal (provided, however, that OLB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the BYBK board of directors has again in good faith made the determination (1) in clause (A) of this paragraph, and (2) that such Acquisition Proposal constitutes a Superior Proposal.

(iii) Environmental Assessments.

(A) OLB shall have the express right, but not the obligation, to conduct, at its sole cost and expense, Environmental Assessments of the BYBK Companies’ assets, operations and secured interests, including, but not limited to, the BYBK Real Properties. For any BYBK Real Property that is not owned by a BYBK Company, access to such BYBK Real Property by OLB shall be conditioned on approval by the property owner.

(B) If OLB, in its sole discretion, is unable to reasonably determine that the recognized environmental conditions identified in the Environmental Assessments will not result in a Material Adverse Effect, OLB shall have the express right, but not the obligation, to further assess, at its sole cost and expense, the recognized environmental conditions as OLB deems appropriate subject to the following provisions of this Section 5.7(a)(iii)(B). For any BYBK Real Property that is owned by a BYBK Company, such further assessment shall be subject to prior notice to BYBK. For any BYBK Real Property that is not owned by a BYBK Company, such further assessment by OLB shall be conditioned on approval by the property owner.

(C) OLB agrees to notify BYBK a reasonable time in advance of any Environmental Assessments scheduled pursuant to this Section 5.7(a)(iii). Upon receipt of such notice, BYBK agrees to permit OLB and its Representatives to (1) conduct such Environmental Assessments, (2) have access to the properties, facilities, environmental documents and personnel of the BYBK Companies, and (3) conduct such consultations with the Persons conducting such examinations, as OLB shall deem necessary; provided, however, that OLB agrees that the exercise of its rights under this Section 5.7(a)(iii) shall not unreasonably disturb or interfere with the business activities or operations of the BYBK Companies. Upon request by BYBK, OLB shall provide copies of reports prepared by OLB or its Representatives for the assessments conducted under this Section 5.7(a)(iii).

(iv) Dissolve Non-Operational Subsidiaries. Prior to Closing, BYBK shall cause the liquidation and legal dissolution of any and all Non-Operational Subsidiaries.

(v) 401(k) Plans. If requested by OLB in a writing delivered to BYBK following the date hereof and prior to the Closing Date, the BYBK Companies shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective immediately prior to the Effective Time, any BYBK Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under IRC Section 401(k) (a “401(k) Plan”). BYBK shall provide OLB with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give OLB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by BYBK), and prior to the Closing Date, BYBK shall provide OLB with the final documentation evidencing the termination of the 401(k) Plans. In the event of termination of the 401(k) Plan, OLB and BYBK shall use commercially reasonable efforts to afford participants in the 401(k) Plan who are Retained Employees with outstanding participant loans under such plan to elect a rollover of the loan balance from the 401(k) Plan to a 401(k) plan of OLB in connection with an election by such participant to rollover his or her entire account in the 401(k) Plan to a 401(k) plan of OLB, subject to the terms and conditions of the OLB’s 401(k) plan and the requirements of the OLB’s 401(k) plan record-keeper; provided, that each such loan satisfies all material legal requirements, is not a nonexempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the IRC and is not in default as of the date of the rollover. No action taken by BYBK or any of the Bay Companies pursuant to this Section 5.1(a)(v) at the request of OLB, and no financial or other effect as a result thereof, whether taken individually or in the aggregate, shall be deemed to have or constitute a Material Adverse Effect for any purpose contemplated by this Agreement.

(vi) Other BYBK Benefit Plans. To the extent requested by OLB prior to the Closing Date, the BYBK Companies shall cooperate in good faith with OLB to amend, freeze, terminate or modify any BYBK Benefit Plan not covered by subsection (v) of this Section 5.7(a) in accordance with the terms of such plan or agreement and applicable Law, to be effective as of the Effective Time (or at such time mutually agreed to by the Parties), except that the winding up of any such plan or agreement may be completed following the Closing Date; provided, however, that none of the Bay Companies shall be required to take any action to terminate the Carrollton Bank Retirement Income Plan. BYBK shall provide OLB with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 5.7(a)(vi), as applicable, and give OLB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by BYBK), and prior to the Closing Date, BYBK shall provide OLB with the final documentation evidencing that the actions contemplated herein have been effectuated. No action taken by BYBK or any of the Bay Companies pursuant to this Section 5.1(a)(vi) at the request of OLB, and no financial or other effect as a result thereof, whether taken individually or in the aggregate, shall be deemed to have or constitute a Material Adverse Effect for any purpose contemplated by this Agreement.

(b) Undertakings of OLB and BYBK.

(i)           Public Announcements. OLB and BYBK shall consult upon the form and substance of any press release or public statement related to this Agreement and the Contemplated Transactions and shall not issue any press release or make any public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld, but nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure that its counsel deems necessary under applicable Law or the rules and regulations of any securities exchange.

(ii)           Maintenance of Insurance. OLB and each OLB Subsidiary, and BYBK and each BYBK Subsidiary, shall maintain Insurance Policies in such amounts as OLB and BYBK, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iii)           Maintenance of Books and Records. OLB and each OLB Subsidiary, and BYBK and each BYBK Subsidiary, shall maintain Books and Records in accordance with GAAP and on a basis consistent with past practice.

(iv)           Taxes. OLB and each OLB Subsidiary shall file all OLB Returns, and BYBK and each BYBK Subsidiary shall file all BYBK Returns, required to be filed by them, respectively, on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(v)           In-House Operations. OLB and BYBK shall cooperate with each other in the interest of an orderly, cost-effective consolidation of operations.

(vi)           Delivery of Financial Statements. OLB and BYBK shall each deliver or make available to the other, promptly upon their completion, but in each case by each respective delivery date, financial statements that (A) are true, accurate and complete in all material respects, and that have been prepared from, and are in accordance with, the Books and Records of the applicable Party and its Subsidiaries, (B) fairly present, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of such Party as of and for the periods ended on the dates thereof, and (C) comply in all material respects with applicable accounting and regulatory requirements and, other than the Internal BYBK Financials, are prepared in accordance with GAAP consistently applied, except for (1) omission of the notes from the financial statements, applicable to any interim period, and (2) with respect to any interim period, normal year-end adjustments and notes thereto.

(vii)           Delivery of Regulatory Filings and Documents. Except where prohibited by Law, OLB and BYBK shall each deliver to the other copies of all reports filed with Regulatory Authorities promptly upon the filing thereof.

(c)
Undertakings of OLB.

(i) Stockholder Approval. As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable Law and this Agreement, OLB shall submit the Merger to its stockholders for approval at the OLB Common Stockholders’ Meeting with the recommendation that its stockholders approve the Merger.

(ii) BYBK Director Nominees. Subject to the articles of incorporation and bylaws of OLB and Old Line, the MGCL, any approvals and/or requirements of any Regulatory Authority relating to OLB and the continuing fiduciary duties of the OLB board of directors, the OLB board of directors shall take such actions as may be necessary to (A) elect, as soon as is practicable following the Effective Time, (1) Eric D. Hovde, (2) Joseph J. Thomas and (3) one other individual currently serving on BYBK’s board of directors as the Parties mutually agree to at a later date (the “BYBK Nominees”) or, if applicable, a Replacement Nominee listed on BYBK Disclosure Schedule 5.7(c)(ii), to serve on the OLB board of directors until the next annual meeting of OLB stockholders that occurs after the Effective Time, (B) cause the BYBK Nominees to be elected, as soon as is practicable following the Effective Time, to serve on the Old Line board of directors until the next annual meeting of Old Line’s stockholders that occurs after the Effective Time, (C) nominate each of the BYBK Nominees (or, in each case, his Replacement Nominee) for re-election to the OLB board of directors at the annual meeting of OLB’s stockholders that follows the Effective Time, with (1) the individual to be selected by the Parties at a later date (or his Replacement Nominee, if applicable) to serve for a term of at least one year, (2) Joseph J. Thomas (or his Replacement Nominee, if applicable) to serve for a term of at least two years and (3) Eric D. Hovde (or his Replacement Nominee, if applicable) to serve for a term of at least three years, and (D) cause the BYBK Nominees to be elected to serve on the Old Line board of directors at the annual meeting of Old Line’s stockholders that follows the Effective Time, to serve for a term consistent with those set forth in subsection (C) hereof; provided, however, that if any of the BYBK Nominees shall be subject to a Disqualification Event or declines, prior to the Effective Time, to serve on the OLB board of directors, OLB shall take such actions as may be necessary to fill the vacancy created with one of the individual(s) set forth on BYBK Disclosure Schedule 5.7(c)(ii) (each a “Replacement Nominee”), with the selection being at OLB’s discretion except as expressly provided otherwise in BYBK Disclosure Schedule 5.7(c)(ii).

On and after the Effective Time, (A) the directors of OLB duly elected and holding office immediately prior to the Effective Time, and (B) provided the BYBK Nominees agree to serve as a director of OLB, the BYBK Nominees, shall be the directors of OLB, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable Law and the articles of incorporation and bylaws of OLB and Old Line, as applicable; further provided, that in no event shall OLB’s obligations under this section apply with respect to any of the BYBK Nominees if such BYBK Nominee shall be subject to a Disqualification Event.

As used in this Agreement, the term “Disqualification Event” means, as to the BYBK Nominees, the occurrence of any of the following events: (A) such nominee shall be prohibited by Law or otherwise from serving as a director of OLB; (B) such nominee shall have been charged with or convicted of any felony or a crime of moral turpitude; (C) such nominee shall file (or any Entity of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall file) a voluntary petition under any applicable federal or state bankruptcy or insolvency law, or such nominee shall become (or any Entity indebted to OLB of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days; (D) such nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(3)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws; (E) the death, disability or other personal reasons beyond the control of such nominee that prevents him from serving, as determined by OLB in its sole discretion, as a nominee; or (F) such nominee shall violate any covenant or agreement contained in the Support Agreement. OLB will (A) take such actions as are necessary to cause Old Line, subject to the fiduciary duties of the Old Line board of directors, Old Line’s articles of incorporation and bylaws and the eligibility requirements of any Regulatory Authority relating to Old Line, and provided that the BYBK Nominees are not subject to a Disqualification Event, to nominate the BYBK Nominees to serve as directors of Old Line during any time, and for the same term, that the BYBK Nominees serve as directors of OLB, and (B) will, as the sole stockholder of Old Line, vote to elect the BYBK Nominee so nominated by Old Line.

(iii) Employees, Severance Policy.

(A) Subject to OLB’s or the applicable OLB Subsidiary’s personnel and employment qualification policies and the provisions hereof, and subject to OLB’s right to require, in its sole discretion and as a condition of employment, such individuals to execute confidentiality, non-competition and/or non-solicitation agreements, OLB will endeavor to continue the employment of each individual who was an employee of BYBK or a BYBK Subsidiary as of August 4, 2017 and was continuously an employee of BYBK or a BYBK Subsidiary until immediately prior to the Effective Time (a “BYBK Employee”) in a position that will contribute to the successful performance of the combined organization as OLB deems appropriate, consistent with its plans and strategies, for the efficient and effective operation of the OLB Companies after the Effective Time. All such employees who accept offers of employment from an OLB Company (the “Retained Employees”) will be employed on an at-will basis. Notwithstanding anything to the contrary contained in this Section 5.7(c)(iii), no provision of this Agreement shall create any obligation of OLB or an OLB Subsidiary to retain any BYBK Employee or create any third party benefit except for the Indemnified Parties’ rights under Section 5.7(c)(v), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives. If a BYBK Employee is not retained as contemplated and described in this Section 5.7(c)(iii)(A), or if OLB elects to eliminate a position or does not offer a BYBK Employee comparable employment with an OLB Company (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), or a Retained Employee is terminated by an OLB Company without Cause within six months of the Effective Date (each such BYBK Employee or Retained Employee, a “Displaced Employee”), then OLB will make, or cause Old Line or the applicable OLB Subsidiary to make, severance payments to the Displaced Employee as set forth in this Section 5.7(c)(iii).

(B) Subject to the provisions of Section 5.7(c)(iii)(D), OLB will pay, or will cause Old Line or the applicable OLB Subsidiary to pay, to any Displaced Employee:

(1) With respect to non-exempt Displaced Employees, two weeks of severance pay plus one additional week of severance pay for each full year of employment with BYBK or a BYBK Subsidiary, up to a maximum of 12 weeks of severance pay;

(2) With respect to Displaced Employees who are exempt officers or employees of a BYBK Company with less than five full years of employment with BYBK or a BYBK Subsidiary, six weeks of severance pay plus one additional week of severance pay for each full year of employment with BYBK or a BYBK Subsidiary, up to a maximum of ten weeks of severance pay; and

(3) With respect to Displaced Employees who are exempt officers or employees of a BYBK Company with at least five full years of employment with BYBK or a BYBK Subsidiary, 12 weeks of severance pay plus two additional weeks of severance pay for each full year of employment with BYBK or a BYBK Subsidiary beyond five years of employment, up to a maximum of 26 weeks of severance pay.

Severance benefits as set forth in this Section 5.7(c)(iii)(B) will be calculated based on the applicable Displaced Employee’s base salary or other base rate of pay in effect for such Displaced Employee immediately prior to the Effective Time. Years of employment will be based on the applicable Displaced Employee’s number of full years employed with BYBK or a BYBK Subsidiary or any predecessor thereto.

(C) Any Retained Employee whose employment with OLB or an OLB Subsidiary is terminated without Cause after six months from the Effective Date shall receive such severance benefit from OLB or such OLB Subsidiary as is provided for in OLB’s or the applicable OLB Subsidiary’s general severance policy for such terminations (with full credit being given for each full year of service with BYBK or any BYBK Subsidiary).

(D) Any BYBK Employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other Contract (a “CIC Agreement”) that provides for any payment that would be triggered by the Merger or the Bank Merger (“CIC Payment”) shall not receive any severance benefits as provided in Sections 5.7(c)(iii)(A) and (B) but will receive the CIC Payment upon the occurrence of a triggering event under the CIC Agreement. Any BYBK Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Sections 5.7(c)(iii)(A) and (B).

(E) OLB and any OLB Subsidiary’s obligation hereunder to make payments as provided in this Section 5.7(c)(iii) is expressly subject to OLB obtaining a non-objection or waiver of any regulatory prohibition or limitation on such payment, and OLB’s obligation hereunder is limited to such amount as determined by the Regulatory Authorities. BYBK will obtain written acknowledgement of OLB’s obligation hereunder from all BYBK employees and officers who may be eligible for such payments. OLB will use reasonable efforts to obtain any required regulatory approval or non-objection and shall file any required notice or application to obtain such approval or non-objection no later than the later of (1) the date it files its application for approval of the Bank Merger or (2) the date it becomes aware of the need to obtain any such approval or non-objection.

(iv) Employee Benefits. As of the Effective Time, each Retained Employee shall be entitled to full credit for each year of service with BYBK or any BYBK Subsidiary for purposes of determining eligibility for participation and vesting and benefit accrual in OLB’s or, as appropriate, in the OLB Subsidiary’s, employee benefit plans, programs and policies, except as prohibited by Law. OLB shall use the original date of hire by BYBK or a BYBK Subsidiary in making these determinations.

(v) Indemnification.

(A) From and after the Effective Time, subject to applicable Law, OLB (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of BYBK or a BYBK Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time (“Costs”) in connection with any claim, action, suit, proceeding or investigation (“Claim”), whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of BYBK or a BYBK Subsidiary or is or was serving at the request of BYBK or any BYBK Subsidiary as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any BYBK Benefit Plan, including, without limitation, any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the Contemplated Transactions, and will advance expenses (including, for the avoidance of doubt, reasonable attorneys’ fees) to such Indemnified Party in connection therewith, to the fullest extent to which such Indemnified Party would be entitled to the right to advancements of expenses or to be indemnified under the articles of incorporation and bylaws of BYBK in effect on the date of this Agreement as though the Indemnified Parties were present or former directors or officers of OLB, or were serving at the request of OLB or any OLB Subsidiary as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any OLB Benefit Plan, as of the Effective Time. OLB’s obligations under this Section 5.7(c)(v) shall continue in full force and effect for a period of six years and one day from the Effective Date; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(B) In the event of any such Claim (whether arising before or after the Effective Time): (A) OLB shall have the right to assume the defense thereof and OLB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if OLB elects not to assume such defense or independent legal counsel for the Indemnified Party advises that there are substantive issues that raise conflicts of interest between OLB and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and OLB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, that OLB shall be obligated pursuant to Section 5.7(c)(v) and this Section 5.7(c)(vi) to pay for only one firm of counsel for all Indemnified Parties and shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; (B) the Indemnified Party will cooperate in the defense of any such Claim; and (C) OLB shall not be liable for any settlement effected without its prior written consent; and provided, further, that OLB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding any provision of this Section 5.7(c)(v) to the contrary, OLB shall have no obligation to indemnify an Indemnified Party in respect of a Claim if the Indemnified Party fails to provide notice of such Claim to OLB promptly after becoming aware thereof and such failure to provide notice materially prejudices OLB with respect to such Claim. Any such notice from an Indemnified Party will be effective if given in accordance with Section 8.6(a) of this Agreement, provided, however, that such notice must be provided to OLB at its then-current main office.

(vi) NASDAQ Listing. To the extent required, OLB agrees to timely file a “Listing of Additional Shares Notification Form” with NASDAQ with respect to the shares of OLB Common Stock to be issued in the Merger, and to use its best efforts to have the review of such form completed prior to the Effective Time.

(vii) Directors’ and Officers’ Liability Insurance. Contemporaneously with the Closing, OLB shall purchase an extended reporting period to BYBK’s current liability Insurance Policy(ies), for a period to last from the day after the Effective Date until at least the date that is six years and one day after the Effective Date, for purposes of covering actions occurring prior to the Effective Time (the “Tail Policy”). Provided that the aggregate cost of the Tail Policy will not exceed 150% of the current annual premium attributable to the applicable officers’ and directors’ liability coverage in BYBK’s and/or Bay Bank’s liability Insurance Policy(ies) in effect as of the date of this Agreement (the “Maximum Premium”), the Tail Policy shall provide the same or better coverage for the individuals who are presently covered by BYBK’s or Bay Bank’s officers’ and directors’ liability Insurance Policy(ies) and any other Insurance Policy(ies) providing insurance coverage for BYBK’s or Bay Bank’s executive officers and directors (each such individual, an “Insured Person”), with respect to actions, omissions, events, matters or circumstances occurring through the Effective Time. If OLB is unable to purchase the Tail Policy having the coverage and aggregate limits contemplated by the foregoing sentence at a cost that does not exceed Maximum Premium, then the Tail Policy purchased by OLB shall provide such coverage as may be reasonably purchased for a cost that does not exceed the Maximum Premium. In either event, OLB may not cancel, modify or take any action to limit or terminate the Tail Policy purchased pursuant to this Section 5.7(c)(viii) unless it replaces such Tail Policy with coverage provided by insurers having the same or better rating, coverage and aggregate limits as such Tail Policy; provided, however, that OLB may, at its option, replace at any time such policy with another Insurance Policy having the same or better coverage rate.

Section 5.8
Accuracy of the Registration Statement.

The Prospectus/Proxy Statement and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. BYBK and OLB shall promptly notify the other Party if at any time it becomes aware that the Prospectus/Proxy Statement or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, BYBK shall cooperate with OLB in the preparation of a supplement or amendment to such Prospectus/Proxy Statement or Registration Statement that corrects such misstatement or omission, and OLB shall file an amended Registration Statement or supplement to the Registration Statement with the SEC, and BYBK and OLB shall mail a Prospectus/Proxy Statement and any required amendment or supplement to holders of BYBK Common Stock and the OLB Common Stock, respectively. OLB will provide BYBK and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Prospectus/Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide BYBK and its counsel with a copy of all such filings made with the SEC.

ARTICLE VI.
CONDITIONS

Section 6.1
Conditions to BYBK’s Obligations under this Agreement.

The obligations of BYBK hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by BYBK pursuant to Section 8.3 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, OLB and Old Line to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by OLB and Old Line, respectively, and BYBK shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of OLB and Old Line required by this Agreement to be performed by OLB and Old Line at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of OLB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article IV Standard.

(c) Consents. (i) BYBK and Bay Bank shall have received all consents and approvals described in BYBK Disclosure Schedule 3.4 and all filings and registrations by BYBK and Bay Bank described in BYBK Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (ii) OLB and Old Line shall have received all consents and approvals described in OLB Disclosure Schedule 4.4 and all filings and registrations by OLB and Old Line described in OLB Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of BYBK, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to BYBK of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction or Restraints. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) or taken any other action that enjoins, prohibits, restricts or makes illegal consummation of the Contemplated Transactions (including the Merger) that remains in effect.

(e) Officer’s Certificate. OLB shall have delivered to BYBK a certificate, dated the Closing Date and signed, without personal liability, by its President and Chief Executive Officer, to the effect that, to the best of his knowledge, information and belief, the conditions set forth in subsections (a), (b), (c)(ii) and (c)(iii) (but only with respect to waiting periods applicable to OLB), (d), (f), (i), (l) and (m) of this Section 6.1 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the Contemplated Transactions shall have been obtained.

(g) Tax Opinion. BYBK shall have received an opinion of Gordon Feinblatt LLC, counsel to BYBK, dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion (i) the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC, and (ii) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than OLB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of BYBK, OLB and others.

(h) Approval by BYBK’s Stockholders. The Merger shall have been approved by the stockholders of BYBK by such vote as is required by the MGCL and the articles of incorporation and bylaws of BYBK.

(i) Approval by OLB’s Stockholders. The Merger shall have been approved by the stockholders of OLB by such vote as is required by the MGCL and the articles of incorporation and bylaws of OLB.

(j) Other Documents. BYBK shall have received such other certificates, documents or instruments from OLB or its officers or others as BYBK shall have reasonably requested in connection with the accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.1 as BYBK may reasonably request.

(k) Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(l) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income or financial condition of OLB or any of the OLB Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided solely in an updated OLB Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on OLB.

(m) NASDAQ Listing. To the extent required, NASDAQ shall have completed its review of the “Listing of Additional Shares Notification Form” filed by OLB with NASDAQ with respect to the shares of OLB Common Stock to be issued in the Merger.

Section 6.2
Conditions to OLB’s Obligations under this Agreement.

The obligations of OLB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by OLB pursuant to Section 8.3 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, BYBK and Bay Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by BYBK and Bay Bank, respectively, and OLB shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of BYBK and Bay Bank required by this Agreement to be performed by BYBK and Bay Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of BYBK set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article III Standard.

(c) Consents. (i) OLB and Old Line shall have received all consents and approvals described in OLB Disclosure Schedule 4.4 and all filings and registrations by OLB and Old Line described in OLB Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (ii) BYBK and Bay Bank shall have received all consents and approvals described in BYBK Disclosure Schedule 3.4 and all filings and registrations by BYBK and Bay Bank described in BYBK Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of OLB, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to OLB of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction or Restraints. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) or taken any other action that enjoins, prohibits, restricts or makes illegal consummation of the Contemplated Transactions (including the Merger) that remains in effect.

(e) Officer’s Certificate. BYBK shall have delivered to OLB a certificate, dated the Closing Date and signed, without personal liability, by its President and Chief Executive Officer, to the effect that, to the best of his knowledge, information and belief, the conditions set forth in subsections (a), (b), (c)(ii) and (iii) (but only with respect to waiting periods applicable to BYBK), (d), (h), (m) and (n) of this Section 6.2 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the Contemplated Transactions shall have been obtained.

(g) Tax Opinion. OLB shall have received an opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation, counsel to OLB dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of BYBK, OLB and others.

(h) Approval by BYBK’s Stockholders. The Merger shall have been approved by the stockholders of BYBK by such vote as is required by the MGCL and the articles of incorporation and bylaws of BYBK.

(i) Approval by OLB’s Stockholders. The Merger shall have been approved by the stockholders of OLB by such vote as is required by the MGCL and the articles of incorporation and bylaws of OLB.

(j) Limitation on Objecting BYBK Shares. As of the Effective Date, the holders of no more than ten percent of the shares of BYBK Common Stock that are issued and outstanding as of the record date for the BYBK Common Stockholders’ Meeting shall have taken the actions required by Section 3-203 of the MGCL to qualify their shares of BYBK Common Stock as Objecting BYBK Shares.

(k) Other Documents. OLB shall have received such other certificates, documents or instruments from BYBK or its officers or others as OLB shall have reasonably requested in connection with the accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.2 as OLB may reasonably request.

(l) Environmental Assessment Results. The recognized environmental conditions of any Environmental Assessments conducted pursuant to Section 5.7(a)(iii) hereof shall not result in a Material Adverse Effect on BYBK. OLB shall be fully satisfied, in its reasonable discretion, with the findings of the Environmental Assessments and any other environmental reports undertaken pursuant to Section 5.7(a)(iii) of this Agreement.

(m) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income or financial condition of BYBK or any of the BYBK Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided in an updated BYBK Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on BYBK.

(n) Third Party Consents. OLB shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Contemplated Transactions to be consummated without the violation of any lease or other material Contract to which any of the BYBK Companies is a party or by which any of their properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect subsequent to the Merger.

(o) Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(p) Nasdaq Listing. To the extent required, and provided that OLB has complied with its obligations set forth in Section 5.7(c)(vii) hereof, NASDAQ shall have completed its review of the “Listing of Additional Shares Notification Form” filed by OLB with NASDAQ with respect to the shares of OLB Common Stock to be issued in the Merger.

Section 6.3              Frustration of Closing Conditions.

Neither OLB nor BYBK may rely on the failure of any condition set forth in Section 6.1 or 6.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable best efforts to consummate and to make effective the Contemplated Transactions, as required by and subject to Section 5.5.

ARTICLE VII.
TERMINATION

Section 7.1
Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding receipt of the approval by the stockholders of both BYBK and OLB of the Merger, this Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written agreement of BYBK and OLB;

(b) By either BYBK or OLB (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the Contemplated Transactions) in the event of a material breach of any representation, warranty, covenant or other agreement of the other Party contained in this Agreement such that (i) with respect to a representation or warranty, the condition set forth in the second clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and (ii) with respect to a covenant or other agreement, the condition set forth in the first clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and in each case such breach cannot be, or shall not have been, remedied within 30 days after receipt by such Party of written notice specifying the nature of such breach and requesting that it be remedied or which, by its nature, cannot be cured prior to the Closing; provided, that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(c) By either BYBK or OLB if the Closing Date shall not have occurred prior to April 30, 2018 (except that if the Closing Date shall not have occurred by April 30, 2018 because of a failure to obtain any required approval or consent of a Regulatory Authority, such date shall be June 30, 2018 unless the conditions of any such required regulatory approval or consent cannot be satisfied by June 30, 2018), except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a Party, such breaching Party shall not be entitled to terminate this Agreement in accordance with this provision;

(d) By either BYBK or OLB in the event any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and any appeals and requests for reconsideration have also received a definitive written denial or an application therefor has been permanently withdrawn at the request of a Regulatory Authority;

(e) By either BYBK or OLB if any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions grants such consent or approval but such approval or consent contains or would result in the imposition of a Burdensome Condition and there is no meaningful possibility that such consent or approval could be revised prior to June 30, 2018 so as not to contain or result in a Burdensome Condition;

(f) By either BYBK or OLB if the holders of OLB Common Stock or the holders of BYBK Common Stock vote on, but fail to approve, the Merger at the OLB Common Stockholders’ Meeting or the BYBK Common Stockholders’ Meeting, respectively;

(g) By OLB if BYBK or any BYBK Subsidiary enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Superior Proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a Superior Proposal;

(h) By BYBK if at any time after the date of this Agreement and prior to obtaining the approval of the Merger by the holders of BYBK Common Stock at the BYBK Common Stockholders’ Meeting, BYBK receives a Superior Proposal; provided, however, that BYBK shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) BYBK shall have complied in all material respects with Section 5.7(a)(ii) of this Agreement;

(ii) BYBK concurrently pays the BYBK Termination Fee payable pursuant to Section 8.1(b); and

(iii) the board of directors of BYBK concurrently approves, and BYBK concurrently enters into, a definitive agreement with respect to such Superior Proposal;

(i) By BYBK if OLB or any OLB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which OLB is not the surviving Entity or OLB’s directors, as of the date of this Agreement, do not comprise the majority of the surviving Entity’s board of directors, with any person other than BYBK, and the BYBK board of directors determines that, after considering the advice of counsel and the BYBK Advisers, such transaction is not in the best interests of the BYBK Common Stockholders; provided, however, that BYBK must exercise the termination option under this Section 7.1(i) within 30 calendar days after the date on which OLB is required to file a Current Report on Form 8-K with the SEC regarding events triggering the termination option;

(j) By OLB if the BYBK board of directors withdraws, changes or modifies its recommendation to its stockholders in any manner adverse to OLB regarding this Agreement or the Merger, or the BYBK board of directors authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal that constitutes a Superior Proposal;

(k) By BYBK if the OLB board of directors withdraws, changes or modifies its recommendation to its stockholders in any manner adverse to BYBK regarding this Agreement or the Merger;

(l) By either BYBK or OLB if any Law permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(l) shall have used its reasonable best efforts to contest, appeal and remove such Law; or

(m) By BYBK if, at any time during the five-day period commencing with the fifth Trading Day immediately preceding the Effective Date (the “Determination Date”), both of the following conditions are satisfied:

(i) The number obtained by dividing the average of the daily closing prices for the shares of OLB Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (the “Average Closing Price”) by the Starting Price (the “OLB Ratio”) shall be less than 0.90; and

(ii) the OLB Ratio shall be less than 0.85 of the quotient of (x) the Final Index Price divided by (y) the Index Price on the Starting Date (each as defined below) (the “Index Ratio”);

provided, however, that if BYBK elects to exercise its termination right pursuant to this Section 7.1(m), it shall give prompt written notice to OLB (and provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with receipt of such notice, OLB shall have the option to increase the Merger Consideration by (A) increasing the Exchange Ratio (calculated to the nearest ten-thousandth) or (B) provided that such payment will not result in the Merger failing to constitute a reorganization within the meaning of Section 368(a) of the IRC, making a cash payment of all or part of the increase so that, in either case, the value of the Per Share Consideration (calculated on the basis of the Closing Price) equals the lesser of:

(i) the product of the Starting Price, 0.90 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 7.1(m)); and

(ii) an amount equal to (A) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 7.1(m)), and the Average Closing Price, divided by (B) the OLB Ratio.

If OLB so elects within such five-day period, it shall give prompt written notice to BYBK of such election and the revised Exchange Ratio whereupon no termination shall have occurred pursuant to this Section 7.1(m) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 7.1(m).

For purposes of this Section 7.1(m), the following terms shall have the meanings indicated:

“Final Index Price” means the average of the Index Prices for the 20 consecutive Trading Days ending on the Trading Day prior to the Determination Date.

“Index Group” means the NASDAQ Bank Index.

“Index Price” means the closing price on such date of the Index Group.

“Starting Date” means September 26, 2017, the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $27.00.

If the outstanding shares of OLB Common Stock or any company belonging to the Index Group shall be changed into a different number of shares by reason of any stock dividend, reclassification, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date, then the Starting Price, the Average Closing Price and the other amounts in this Section 7.1(m) shall be appropriately adjusted to reflect such change.

Exhibit D hereto includes an example of how this Section 7.1(m) would operate under various assumptions.

Section 7.2
Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.3(b), 5.7(b)(i), 8.1, 8.2, 8.4, 8.5, 8.6, 8.9, 8.10, 8.11, 8.12 and 8.13 hereof and this Section 7.2, which shall remain in full force and effect, and there shall be no further liability on the part of OLB or BYBK to the other with respect to the Contemplated Transactions, except for any liability of OLB or BYBK under such applicable sections of this Agreement.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1
Expenses and Other Fees.

(a) General Expenses. Whether or not the Contemplated Transactions are consummated, each Party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each Party agrees to indemnify the other Party against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any Party’s enforcement of the rights afforded under this Section 8.1) in respect of any claim made by any Party for a broker’s or finder’s fee in connection with the Merger other than one based on communications between the Party and the claimant seeking indemnification. OLB shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses, and blue sky fees and expenses, if any. The expenses of separate counsel to any stockholder of BYBK shall be borne by such stockholder and not borne or reimbursed by BYBK or OLB.

(b) BYBK Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by OLB while structuring and pursuing the Merger, BYBK shall pay to OLB by wire transfer of immediately available funds a termination fee equal to $5,076,000 (the “BYBK Termination Fee”) as follows:

(i)           if OLB terminates this Agreement pursuant to: (A) Section 7.1(b); (B) Section 7.1(c) because the Closing failed to occur prior to April 30, 2018 or June 30, 2018, as applicable, and such failure resulted from the knowing, willful and intentional actions or inactions of BYBK or Bay Bank (provided that OLB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); (C) Section 7.1(d) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of BYBK or Bay Bank (provided that OLB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); or (D) Section 7.1(j) (provided that OLB is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), then BYBK shall pay the BYBK Termination Fee as promptly as practicable (but in any event within three Business Days) after termination of the Agreement; or

(ii)           if OLB or BYBK terminates this Agreement pursuant to Sections 7.1(g) or 7.1(h), then BYBK shall pay the BYBK Termination Fee at or prior to the time of such termination.

If payment of the BYBK Termination Fee is timely made, then OLB will have no other rights or claims against BYBK and its officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the BYBK Termination Fee under this Section 8.1 will constitute the sole and exclusive remedy of OLB against BYBK and its officers, directors, attorneys and financial advisors.

(c) OLB Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by BYBK while structuring and pursuing the Merger, OLB shall pay to BYBK by wire transfer of immediately available funds a termination fee equal to $5,076,000 (the “OLB Termination Fee”) if BYBK terminates this Agreement pursuant to: (i) Section 7.1(b); (ii) Section 7.1(c) because the Closing failed to occur prior to April 30, 2018 or June 30, 2018, as applicable, and such failure resulted from the knowing, willful and intentional actions or inactions of OLB or Old Line (provided that BYBK is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); (iii) Section 7.1(d) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of OLB or Old Line (provided that BYBK is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); or (iv) Section 7.1(k) (provided that BYBK is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement). In any such case, OLB shall pay the OLB Termination Fee as promptly as practicable (but in any event within three Business Days) after termination of the Agreement.

If payment of the OLB Termination Fee is timely made, then BYBK will have no other rights or claims against OLB and its officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the OLB Termination Fee under this Section 8.1 will constitute the sole and exclusive remedy of BYBK against OLB and its officers, directors, attorneys and financial advisors.

Section 8.2
Non-Survival.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate as of the Closing. Notwithstanding the foregoing, Sections 1.1, 1.2 1.3(b), 1.3(c), 1.3(d), 1.5, 2.5(b) through (h), 5.3(b) and 5.7(c)(ii) through (vi) and (viii) shall survive the Closing.

Section 8.3
Amendment, Extension and Waiver.

(a) Subject to applicable Law, at any time prior to the Closing, the Parties may:

(i)           Amend this Agreement;

(ii)           Extend the time for the performance of any of the obligations or other acts of either Party;

(iii)           Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(iv)           Waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

(b) This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the Parties. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such Party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.4
Entire Agreement.

This Agreement, the schedules and exhibits hereto, and any other documents to be executed in connection herewith, including, without limitation, the Bank Merger Agreement, and the Confidentiality Agreement, contain the entire, complete and integrated agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous Contracts between the Parties, written or oral, express or implied, that may have related to the subject matter hereof in any way other than the Confidentiality Agreement.

Section 8.5 Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon the Parties and their successors; provided, however, that, except for (a) the Indemnified Parties’ rights under Section 5.7(c)(v), and (b) the Insured Person’s rights with respect to the Tail Policy under Section 5.7(c)(viii), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and Insured Person, respectively, and his or her heirs and Representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Party, other than the Parties and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.6
Notices.

All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(a) If to OLB, to:

James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, MD 20716
Fax: (301) 430-2531

with a copy to (which shall not constitute notice):

Frank C. Bonaventure, Jr., Esquire
Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation
100 Light Street
Baltimore, Maryland 21202
Fax: (443) 263-7505

(b) If to BYBK, to:

Joseph J. Thomas
President and Chief Executive Officer
Bay Bancorp, Inc.
7151 Columbia Gateway Drive, Suite A
Columbia, Maryland 21046
E-mail: jthomas@baybankmd.com

with a copy to (which shall not constitute notice):

Andrew D. Bulgin, Esquire
Gordon Feinblatt LLC
233 East Redwood Street
Baltimore, MD 21202
Fax: (410) 576-4196

Section 8.7 Disclosure Schedules.

Information contained on either the BYBK Disclosure Schedule or the OLB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such Party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 8.8 Tax Disclosure.

Notwithstanding anything else in this Agreement to the contrary, each Party (and its Representatives) may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party (or to any Representative of any Party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (a) the date of the public announcement of discussions relating to the Contemplated Transactions, (b) the date of the public announcement of the Contemplated Transactions, or (c) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 8.9 No Assignment.

Neither Party may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other Party.

Section 8.10
Captions; Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The Background Section hereof constitutes an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.11
Counterparts; Electronic Signatures.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 8.12
Severability.

The Parties agree that the provisions and covenants contained in each of the Sections of this Agreement, and within the Sections themselves, are intended to be separate and divisible provisions and covenants and if, for any reason, any one or more of them shall be held to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then (a) the same shall not be held to affect the validity of any other provision or covenant contained in this Agreement and (b) the same shall be deemed to be modified to the minimum extent necessary for it to be legally enforceable. The Parties hereby expressly request any court of competent jurisdiction to enforce any such provision or covenant or to modify any provision thereof so that it shall be enforced by such court to the fullest extent permitted by applicable Law.

Section 8.13
Governing Law; Venue; No Jury Trial.

(a) The laws of the State of Maryland (without regard to any conflict of laws principle that would apply the law of another jurisdiction) shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(b) The Parties agree that any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall be filed exclusively in the State and Federal courts located in Prince George’s County, Maryland or in Howard County, Maryland and the District of Maryland, respectively, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of their obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction. The prevailing Party in any judicial proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and attorneys’ fees from the non-prevailing Party.

(c) EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OR RIGHT TO DEMAND TRIAL BY JURY IN ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT, OR ANY PROVISION HEREOF, OR FOR DAMAGES DUE AS A RESULT OF AN ALLEGED BREACH OF THIS AGREEMENT.

Section 8.14
Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:
OLD LINE BANCSHARES, INC.

By:
By:
Name: Mark A. Semanie
Name: James W. Cornelsen
Title: Secretary
Title: President and Chief Executive Officer

ATTEST:
BAY BANCORP, INC.

By:
By:
Name: Lori J. Mueller
Name: Joseph J. Thomas
Title: Secretary
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit A – List of Stockholders to Execute Support Agreements

Exhibit B – Support Agreement

Exhibit C – Bank Merger Agreement

Exhibit D – Illustration of Exchange Ratio and Termination Right Provisions